Exhibit 2.1

[***] Certain information in this exhibit has been omitted because it is permitted to be omitted by applicable regulatory guidance.

Execution Version

PURCHASE AND SALE AGREEMENT

between

COHERUS BIOSCIENCES, INC.,

as Seller,

and

SANDOZ INC.,

as Buyer

Dated as of January 19, 2024

THIS DOCUMENT IS FOR DISCUSSION PURPOSES ONLY AND SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE, CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION, NOR GIVE RISE TO ANY LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS FULLY EXECUTED AND DELIVERED BY ALL PARTIES. THIS DRAFT AGREEMENT IS SUBJECT TO REVISION BY THE SELLER AT ANY TIME. THIS DRAFT AGREEMENT SHALL BE SUBJECT TO THE TERMS OF THE CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT ENTERED INTO BY THE RECIPIENT OF THIS AGREEMENT (OR ITS AFFILIATE) WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

i

SCHEDULES

Schedule A	Accounting Principles
Schedule B	Sample Calculation of Adjusted Working Capital
Schedule C	Key Commercial Principles

Buyer Disclosure Schedule

Seller Disclosure Schedule

EXHIBITS

Exhibit A	Form of Transition Services Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is entered into as of January 19, 2024, by and between Coherus BioSciences, Inc., a Delaware corporation (“Seller”), and Sandoz Inc., a Delaware corporation (“Buyer”). Each of Seller and Buyer is, individually, a “Party,” and, collectively, they are the “Parties.”

W I T N E S E T H :

WHEREAS, Seller owns all of the issued and outstanding Interests of Coherus Ophthalmology, LLC, a Delaware limited liability company (the “Company,” and such Interests, the “Company Interests”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Interests, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

[***].

“Accounting Principles” means (a) GAAP and (b) to the extent not inconsistent with GAAP, the adjustments, principles and methodologies set forth on Schedule A.

“Accrued Pre-Closing Taxes” means Pre-Closing Taxes that are income Taxes and that are accrued but unpaid as of the Closing, whether or not yet due and payable, in each case computed (a) as of the end of the Closing Date, as if any Straddle Period of the Company ended on the Closing Date, (b) by excluding all deferred Tax Liabilities and deferred Tax assets, (c) separately for income Taxes imposed in each jurisdiction and separately for each type of income Tax that is separately assessed in each jurisdiction, (d) by treating the amount of Accrued Pre-Closing Taxes for any separately assessed income Tax in any jurisdiction as under no circumstances being less than zero, (e) by taking into account, as a reduction, any prepayment of Pre-Closing Taxes that are income Taxes made by the Company prior to the Closing, but only to the extent that such prepayment may be applied to reduce (not below zero) the positive Liability for the separately assessed income Tax in the Tax period in respect of which such prepayment was made, (f) by excluding any income Taxes payable by any consolidated, combined, unitary, affiliated or similar Tax group of which the Company is a member and Seller or another Affiliate of Seller (other than the Company) is the common parent, and (g) without duplication of any Taxes or Cash attributable to any payment or prepayment of Taxes that are included in Adjusted Working Capital, the Closing Cash Amount, or clause (a) of the Closing Indebtedness Amount.

“Action” means any action, suit, claim, litigation, arbitration or proceeding, or any investigation of which Seller has Knowledge, by or before any court or other Governmental Authority.

“Adjusted Working Capital” means an amount, calculated as of the Adjustment Time, in accordance with the Accounting Principles, and without duplication, equal to (a) the aggregate amount of the current assets of the Company (excluding income Tax assets, deferred Tax assets, and Business Inventory), minus (b) the aggregate amount of the current Liabilities of the Company (excluding income Tax Liabilities and deferred Tax liabilities). Schedule B sets forth a sample calculation of Adjusted Working Capital as of September 30, 2023.

“Adjustment Amount” means an amount (which may be positive or negative), equal to (a) a positive amount equal to the Net Working Capital Surplus or a negative amount equal to the Net Working Capital Deficiency, plus (b) the Closing Cash Amount, plus (c) the Closing Business Inventory minus (d) the Closing Indebtedness Amount.

“Adjustment Time” means 11:59 PM (Pacific time) on the day immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Prior to the Closing, the Company shall be an Affiliate of Seller, and after the Closing, the Company shall be an Affiliate of Buyer.

“Affiliate Contract” means any Contract between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand.

“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Anti-Corruption Laws” means any applicable domestic or international Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“[***]” has the meaning set forth in Section 3.6(g).

“Assumed Liabilities” has the meaning set forth in Section 6.10(g).

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Base Purchase Price” means $170,000,000.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, individual consulting, severance, change in control, termination pay, retention, bonus, commission or other incentive, equity or equity-based, phantom equity, pension, retirement, deferred compensation, profit-sharing, health, welfare, fringe benefit, vacation or other benefit or compensation plan, program, policy, Contract or other arrangement, whether written or unwritten, whether funded or unfunded, in each case, entered into, sponsored, maintained, contributed to, or required to be contributed to, by Seller or any of its Affiliates for the benefit of any Company Employee, or with respect to which the Company has or would reasonably be expected to have any Liability, but excluding any such plan required by applicable Law and sponsored, in whole or in part, by any Governmental Authority.

“Bioeq” means Bioeq IP AG, a company organized under the Laws of Switzerland.

“Bioeq-Developed PFS Product” has the meaning given to such term in the License and Development Agreement, dated as of November 2, 2019, by and between Bioeq and Seller.

“Business” means the business of manufacturing, marketing, commercializing, distributing and selling the Product, including the use of the Platform in connection with the Product, as conducted directly or indirectly by Seller and its Affiliates as of the date hereof (subject to any changes between the date hereof and the Closing Date permitted by Section 6.1), but excluding all of the other businesses, activities and operations of Seller and its Affiliates.

“Business Assets” has the meaning set forth in Section 6.10(a).

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in California or Switzerland are not open for the transaction of normal banking business.

“Business Financial Statements” has the meaning set forth in Section 3.6(c).

“Business Inventory” has the meaning set forth in Section 6.10(a)(iii).

“Business Shared Contracts” has the meaning set forth in Section 6.10(a)(i)(B).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer’s Counsel” has the meaning set forth in Section 11.14(d).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof and attached hereto.

“Buyer Fundamental Representation” means the representations and warranties contained in Section 5.1, Section 5.2 and Section 5.12.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Plans” has the meaning set forth in Section 6.8(b).

“Buyer Tax Return” has the meaning set forth in Section 6.6(c)(ii).

“Cash” means cash, cash equivalents and marketable securities, including inbound checks, money orders, demand deposits or similar accounts on hand in financial institutions or elsewhere, but excluding outstanding checks, drafts or other outgoing payments.

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s calculation of the Adjustment Amount plus any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.

“Closing Business Inventory” means the aggregate Business Inventory of the Company, calculated as of the Adjustment Time, in accordance with the Accounting Principles.

“Closing Cash Amount” means the aggregate Cash of the Company, calculated as of the Adjustment Time, in accordance with the Accounting Principles.

“Closing Date” means the date the Closing occurs pursuant to Section 2.3.

“Closing Indebtedness Amount” means (a) the aggregate Indebtedness of the Company, calculated as of the Adjustment Time, in accordance with the Accounting Principles, plus (b) Accrued Pre-Closing Taxes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Employee” means each individual holding a position with the Business listed on Section 3.16(a) of the Seller Disclosure Schedule.

“Company Interests” has the meaning set forth in the recitals to this Agreement.

“Company Interests Assignment Agreement” has the meaning set forth in Section 2.3(b)(i).

“Company SEC Reports” means all forms, reports, schedules, statements and other documents filed or furnished by Seller with the SEC, including all exhibits thereto and information incorporated by reference therein, on or after October 1, 2022 and prior to the date of this Agreement.

“Company Software” means all Software that is owned by Seller or any of its Affiliates necessary to operate the Platform.

“Competing Business” means the research, development, production, distribution or sale of a biosimilar product for the treatment of Neovascular (Wet) Age-Related Macular Degeneration (AMD), Macular Edema Following Retinal Vein Occlusion (RVO), Diabetic Macular Edema (DME), Diabetic Retinopathy (DR) or Myopic Choroidal Neovascularization (mCNV).

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of October 19, 2023, between Seller and Buyer.

“Consents” means consents, approvals, agreements, clearances, exemptions, waivers, authorizations, filings, registrations and notifications.

“Continuing Employees” has the meaning set forth in Section 6.8(a).

“Contract” means any agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.

“Contracting Party” has the meaning set forth in Section 11.12.

“Contribution Agreement” means the Contribution Agreement between Seller and the Company dated December 5, 2023.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“Corporate Tax Election” has the meaning set forth in Section 3.9(d).

“Damages” means all losses, claims, damages, payments, fees, Taxes, costs and expenses (including costs and expenses of Actions), amounts paid in connection with any assessments, Governmental Orders or settlements relating thereto, and reasonable attorneys’ fees and expenses.

“Data Protection Laws” means any applicable Laws relating to the Processing of Personal Information, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information.

“Data Protection Requirements” means all applicable (a) Data Protection Laws; (b) Privacy Policies; and (c) the terms of any agreements to which Seller or any of its Subsidiaries are bound relating to the Processing of Personal Information by the Business.

“Data Room” has the meaning set forth in Section 4.8.

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Environmental Law” means any applicable Law existing on the date hereof related to pollution or protection of the environment or worker health and safety (solely to the extent related to human exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company, constitutes a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Certificate.

“Estimated Adjustment Certificate” means a certificate signed by an officer of Seller setting forth Seller’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations and documentation.

“Excess Payment” has the meaning set forth in Section 2.4(e)(i).

“Excluded Assets” has the meaning set forth in Section 6.10(b).

“Excluded Liabilities” means the following Liabilities of the Company or Seller and its Affiliates: (a) all Liabilities to the extent arising from or related to the conduct of the Business or the ownership, lease or operation of the Business Assets, in each case prior to the Closing (except as otherwise provided in clauses (b)-(j) of this definition), (b) all Liabilities to the extent arising from or related to any Excluded Asset, (c) all accounts payable in respect of goods or services provided prior to the Closing, (d) all Indebtedness that is not included in the calculation of the Closing Indebtedness Amount, (e) all Liabilities arising out of or related to any Benefit Plan (except to the extent included in the calculation of Closing Indebtedness), (f) all Liabilities arising out of or related to employment, labor, compensation, or termination of employment with respect to any current or former employees, in each case arising prior to Closing, including [***] (except to the extent included in the calculation of Closing Indebtedness), (g) all Liabilities arising out of or relating to the consummation of the Reorganization, (h) all Liabilities to any Governmental Authority in connection with Products sold prior to the Closing Date, including any state and federal Medicaid/Medicare rebates and payments, (i) all Liabilities with respect to returns of Product sold prior to the Closing and returned after the Closing (“Post-Closing Return Liability”) to the extent the aggregate Post-Closing Return Liability is less than an amount equal to 110% of the reserve maintained by Seller for Product returns as of the Closing Date, and (j) all Liabilities, whether arising prior to, at or after the Closing, arising out of or resulting from Contracts included in the Business Assets to the extent resulting from the breach or nonperformance by Seller or any of its Subsidiaries of any obligation that was required to be performed or fulfilled by such Person prior to the Closing.

“Exclusive Contracts” means the Contracts that are exclusively used in or exclusively related to the Business.

“FDA” means the U.S. Food and Drug Administration.

“Final Adjustment Certificate” has the meaning set forth in Section 2.4(d).

“Final Settlement Date” has the meaning set forth in Section 2.4(c).

“Fraud” means, with respect to a Party, such Party’s actual and intentional common law fraud under Delaware Law with respect to the making of representations and warranties set forth in ARTICLE III, ARTICLE IV or ARTICLE V, as applicable; provided, however, that such actual and intentional common law fraud under Delaware Law shall only be deemed to exist if such Party (in the case of a representation and warranty set forth in ARTICLE III, ARTICLE IV or ARTICLE V, as applicable) makes a knowing (not based on imputed or constructive knowledge) and intentional misrepresentation of a fact with the intent that the other Party justifiably rely on such fact, coupled with the other Party’s detrimental reliance on such fact under circumstances that constitute common law fraud (but not constructive fraud) under applicable Law. For the avoidance of doubt, “Fraud” shall not include any claim based upon any theory or doctrine of negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence.

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“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, court of competent jurisdiction, arbitral body, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, settlement, determination or award of any Governmental Authority.

“Hazardous Material” means (a) asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, and (b) any material, waste or substance that is defined, listed or identified as “hazardous” or “toxic,” or as a “pollutant” or “contaminant,” under any applicable Environmental Law.

“Health Care Payor” means any governmental, commercial or private payor or program.

“Historical GTN Calculations” has the meaning set forth in Section 3.6(f).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication) the aggregate amount of the following obligations: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, mortgage, notes or other similar instruments, (c) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any obligation described in this definition, including any such payments required in connection with the prepayment or repayment of any such obligation, (d) net settlement amount of any swap, collar, cap or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities other than trade payables, in each case, to the extent drawn, (f) any obligations in respect of fees, costs and expenses of the Company incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement, (g) any obligations with respect to transaction bonus payments, change in control payments, retention bonus or other incentive payments, or other similar payments or obligations under any Benefit Plan or otherwise to any current or former employee, officer, director or other individual service provider of Seller or any of its Affiliates that is payable as a result of or in connection with the transactions contemplated by this Agreement, including all such obligations identified on Section 3.15(a)(ii) of the Seller Disclosure Schedule, together with the employer portion of all related FICA, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments, (h) [***], (i) any obligations with respect to royalty payment obligations that are accrued but unpaid as of the Closing Date, and any milestone payment obligations that are due and payable but unpaid as of the Closing Date, and (j) any guaranty of any of the foregoing. For the avoidance of doubt, Indebtedness shall not include (i) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, in each case, to the extent undrawn or uncalled, (ii) trade payables, or (iii) Taxes except to the extent specifically provided in clause (g).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnified Taxes” means, without duplication, (a) Pre-Closing Taxes, without duplication of Taxes included in Accrued Pre-Closing Taxes or Adjusted Working Capital and without regard to Taxes attributable solely to any transaction outside the ordinary course of business effected by the Company on the Closing Date after the Closing, (b) any Liability of the Company for Taxes of any other Person, which Liability arises by reason of the Company being a member of an affiliated, consolidated, combined, or unitary group that includes such Person prior to the Closing pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local, or foreign Law), and (c) successor or transferee Liability of the Company or other secondary or non-primary Liability of the Company for the Taxes of any Person, which Liability arises as a result of the Reorganization (for avoidance of doubt, including any portion of the Reorganization that occurred prior to the date hereof).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” means Deloitte; provided, that in the event that the designated Independent Accounting Firm refuses to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a mutually acceptable replacement independent, nationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.

“Infringement”, “Infringe”, or “Infringing” means that a given item or activity directly or indirectly infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means all intellectual property rights and other similar proprietary rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction worldwide, including all rights in and to (a) patents, patent applications, utility models, and applications for utility models, including all continuations, divisionals, continuations-in-part, foreign counterparts, supplemental protection certificates, continuing patent applications, provisionals, and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing, any counterparts claiming priority therefrom, and all pending and abandoned patent applications to which any of the foregoing claim priority (“Patents”), (b) trademarks, service marks and trade names (registered and unregistered), certification marks, logos, slogans, trade dress and brands, domain names or online or other electronic identifiers, social media names, tags or handles, service names, or other similar designations of source of origin, whether or not registered, together with all common law rights in any of the foregoing, all of the goodwill associated therewith, and registrations and applications to register any of the foregoing (collectively, “Trademarks”), (c) copyrights and all other rights with respect to works of authorship and copyrightable subject matter (including Software), and all registrations, applications, renewals, extensions and reversions of any of the foregoing, and (d) trade secrets and proprietary rights in non-public know-how and other confidential information (whether or not patentable) that derives economic value from being maintained as confidential and all other proprietary rights in ideas, inventions and invention disclosures, discoveries, formulas, processes or procedures, results, methods, designs, formulae, technical information, data, specifications, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all other know-how, whether or not protected or protectable by patent or copyright Law (“Know-How”).

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or Indebtedness, including any amounts owing between Seller or its Affiliates, on the one hand, and the Company, on the other hand.

“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity, ownership or voting interests or securities of any type in such Person.

“Interim Period” has the meaning set forth in Section 6.1(a).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all information technology and computer systems, hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other telecommunications or information technology equipment, owned and controlled by Seller or any of its Affiliates and is necessary for the operation of the Business.

“Knowledge” means, with respect to Seller, the actual knowledge of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule, and, with respect to Buyer, the actual knowledge of any individual set forth on Section 1.1(a) of the Buyer Disclosure Schedule, in each case after such individuals’ reasonable inquiry; provided, that reasonable inquiry for the purposes of this definition with respect to Seller does not require any Person to conduct or obtain (or have conducted or obtained on Seller’s or Company’s behalf) any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance or similar searches.

“Laws” means all applicable laws, statutes, constitutions, rules, regulations, ordinances, rulings or other legally enforceable requirements of any Governmental Authority and all applicable Governmental Orders.

“Liability” means any liability, debt or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” has the meaning set forth in Section 3.19(a).

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest or similar right.

“Malicious Code” has the meaning set forth in Section 3.19(k).

“Material Adverse Effect” means any change, event, occurrence or development that has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, Liabilities or results of operations of the Company or the Business, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which the Business operates, whether international, national, regional, state, provincial or local, (ii) changes in general regulatory, political or social conditions, including as a result of the imposition of sanctions, outcome of any primary or general elections or the outbreak or escalation of hostilities, acts of terrorism, sabotage, cyber terrorism, military action, political instability or any governmental or other response, (iii) changes in Law or the interpretation or enforcement thereof, (iv) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof, (v) the announcement, negotiation, pendency, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Business

(including any impact on the relationship of the Company, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (vi) changes in GAAP accounting requirements or principles, (vii) actions or omissions expressly required to be taken or not taken by the Company in accordance with this Agreement or the other Transaction Documents, (viii) failure by Seller or the Business to meet any projections, forecasts or budgets, or estimates of revenues, earnings or other financial metrics for any period occurring on or after the date hereof (it being understood and agreed that the exception in this clause (viii) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition), or (ix) any pandemic, public health event, outbreak of disease or illness, or any escalation or worsening relating to the foregoing, including any escalation or worsening of stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing (collectively, “Outbreak Events”); but in the case of clauses (i) through (iv), (vi) and (ix), only to the extent that such change, event, occurrence or development described in such clauses has had (or would reasonably be expected to have) a materially disproportionate adverse impact on the Business compared to other Persons in the industries in which the Business operates, in which case, only the disproportionate aspect of such change, event, occurrence or development shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contract” means any Contract required to be set forth on Section 3.12(a) of the Seller Disclosure Schedule.

“Material Permits” has the meaning set forth in Section 3.18(a).

“Net Working Capital Deficiency” means the amount (if any) by which the Target Working Capital exceeds the Adjusted Working Capital.

“Net Working Capital Surplus” means the amount (if any) by which the Adjusted Working Capital exceeds the Target Working Capital.

“Non-Party Affiliate” has the meaning set forth in Section 11.12.

“Notice of Disagreement” has the meaning set forth in Section 2.4(c).

“Open Source Software” means any Software licensed or distributed under any open-source license.

“Owned Intellectual Property” means, collectively, (a) all Intellectual Property ([***]) exclusively related to the Business and (b) [***].

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, exemptions, consents and approvals obtained from any Governmental Authority, but does not include any notices of self-certifications required to be filed with any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes not yet due and payable (or being contested in good faith and for which adequate reserves have been recorded in the Business Financial Statements), (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens referred to in the Business Financial Statements, (h) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (i) Liens listed on Section 1.1(b) of the Seller Disclosure Schedule.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.

“Personal Information” has the same meaning as “personal data,” “personal information,” or the equivalent under Data Protection Laws.

“Platform” means Seller’s proprietary platform system known internally as the Coherus Ophthalmology Franchise Management System, the use of which is licensed to Company pursuant to and as permitted under the terms of the Software License Agreement between Seller and Company dated December 5, 2023.

“Pre-Closing Tax Contest” has the meaning set forth in Section 6.6(d)(i).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for a Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date determined in accordance with Section 6.6(e).

“Preliminary Purchase Price” means the Base Purchase Price, plus the Estimated Adjustment Amount.

“Pricing Requirements” means the applicable Laws relating to government price reporting of the Products, including (a) the Medicaid rebate program established pursuant to 42 U.S.C. § 1396r-8, (b) the Medicare program established pursuant to 42 U.S.C. § 1395 et seq (Title XVIII of the Social Security Act), (c) drug pricing program, available to “covered entities,” that is administered by the Health Resources and Services Administration pursuant to 42 U.S.C. § 256b, and (d) any comparable state Laws.

“Privacy Policies” means all published and posted policies relating to the Processing of Personal Information by the Company in connection with the Business.

“Process” (and the corollary term “Processing”) means, with respect to data, the collection, use, storage, transfer, disclosure, disposal, or other processing of such data.

“Product” means the pharmaceutical product containing the active ingredient ranibizumab-eqrn marketed by Seller or its Subsidiaries as of the date hereof as CIMERLI®.

“Product Registrations” means any registrations, exemptions, clearances, approvals, permits, licenses, certificates, or other authorizations issued by any Governmental Authority (including the FDA) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of the Products in any regulatory jurisdiction.

“Property Taxes” has the meaning set forth in Section 6.6(e).

“Purchase Price” has the meaning set forth in Section 2.2.

“Registered Intellectual Property” has the meaning set forth in Section 3.19(a).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, or dumping into or through the environment.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Reorganization” has the meaning set forth in Section 6.10(a).

“Reorganization Documents” has the meaning set forth in Section 6.10(f).

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, consultants, advisors, members or other Persons acting on behalf of such Person.

“Required Consent” has the meaning set forth in Section 6.10(c).

“Revocation” has the meaning set forth in Section 3.9(d).

“Right” means any option, warrant, subscription, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity or voting interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Sanctions” or “Sanction Laws” means any applicable economic or financial sanctions or trade embargoes administered, imposed, or enforced by any Sanctions Authority.

“Sanctioned Country” means any country or other territory that is or was at the relevant point in time during the past five years the subject of comprehensive Sanctions (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions Authority” means all Governmental Authorities with jurisdiction over Sanctions matters, including the United Nations Security Council, the European Union (including each of its member states), the United Kingdom, Switzerland, the United States of America and the respective Governmental Authorities of any of the foregoing, including OFAC, the United States Department of State, and His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.6(b)(iii),

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Credit Agreement” has the meaning set forth in Section 2.3(b)(vii).

“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof and attached hereto.

“Seller Financial Statements” has the meaning set forth in Section 3.6(a).

“Seller Fundamental Representation” means the representations and warranties contained in Section 3.1, Section 3.3(a), Section 3.4, Section 3.28, Section 4.1, Section 4.2, and Section 4.6.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Marks” has the meaning set forth in Section 6.13.

“Seller Tax Representations” means the representations and warranties contained in Section 3.9.

“Seller Tax Return” has the meaning set forth in Section 6.6(c)(i).

“Seller’s Counsel” has the meaning set forth in Section 11.14(a).

“Service Provider” means any current or former employee, consultant, independent contractor, or non-employee director of Seller or its Affiliates (including any such persons engaged through a professional employer organization or other similar entity), in each case, who is not a Company Employee.

“Shared Contract” means any Contract that is used in or necessary for the operation of the Business and is not an Exclusive Contract.

“Shortfall Payment” has the meaning set forth in Section 2.4(e).

“Software” means computer software or firmware programs, whether in source code or object code form.

“Solvent” has the meaning set forth in Section 4.7(c).

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Tax Contest” has the meaning set forth in Section 6.6(d)(ii).

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Target Working Capital” means $1,084,000.

“Tax” means any federal, state, local, foreign, or other governmental assessments in the nature of a tax, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Company Interests Assignment Agreement, the Reorganization Documents and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock transfer, stamp, documentary, recording and other similar Taxes, filing fees and similar charges imposed in connection with the purchase and sale of Company Interests pursuant to this Agreement, provided that Transfer Taxes shall not include any income, franchise, or similar Taxes.

“Transition Services Agreement” has the meaning set forth in Section 2.3(b)(v).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“WARN” has the meaning set forth in Section 3.16(e).

“Willful Breach” means a willful, intentional and material breach of this Agreement by a Party hereto having knowledge that the action taken or not taken constitutes a breach of this Agreement.

Section 1.2 Terms Generally.

(a) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) Whenever the context may require, words using the singular or plural number also include the plural or singular number, respectively.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e) The word “or” has the inclusive meaning represented by the phrase “and/or” unless the context shall require otherwise.

(f) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(g) Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(i) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, unless the context shall otherwise require.

(j) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in San Francisco, California.

(k) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(l) All monetary figures shall be in United States dollars unless otherwise specified.

(m) The words “ordinary course” and “ordinary course of business” shall take into account the commercially reasonable actions taken by either Party and its Affiliates in response to any Outbreak Events.

(n) Where this Agreement states that a Party “shall,” “will”, “must” or “agrees to” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

(o) All references to information “made available” or “provided to” Buyer means posted in the Data Room ([***]) prior to the date of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF THE COMPANY INTERESTS

Section 2.1 Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Interests, free and clear of all Liens (other than those imposed under applicable securities Laws), at the Closing, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price. At the Closing, Buyer shall pay in immediately available funds by wire transfer an aggregate amount equal to the Preliminary Purchase Price (such Preliminary Purchase Price, as adjusted in accordance with Section 2.4, shall be the “Purchase Price”), to an account or accounts that have been designated by Seller to Buyer in writing at least three (3) Business Days prior to the Closing. This Agreement is an arm’s length sale transaction.

Section 2.3 Closing.

(a) Subject to the satisfaction or, when permissible, waiver of the conditions set forth in ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of closing deliveries, commencing at 8:00 a.m. Pacific Time (i) on the day that is four (4) Business Days after the date on which the last of the conditions set forth in ARTICLE VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived, or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing, in each case, subject to the full and continued satisfaction or waiver of each of the conditions set forth in ARTICLE VII. The Closing shall be effective for all purposes at 12:01 a.m. Pacific Time on the Closing Date.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) an assignment agreement for the transfer of the Company Interests to Buyer (the “Company Interests Assignment Agreement”), in form and substance reasonably satisfactory to Buyer, duly executed by Seller;

(ii) evidence of resignations or removals, effective as of the Closing, of each of the directors, managers and officers of the Company appointed or designated to such positions by Seller or its Affiliates with respect to whom Buyer has delivered written notice requesting resignation or removal at least ten (10) Business Day prior to the Closing;

(iii) an IRS Form W-9 completed by Seller;

(iv) the certificate referred to in Section 7.3(c);

(v) a copy of the Transition Services Agreement, substantially in the form (subject to Section 6.15) attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by Seller;

(vi) copies of the Reorganization Documents, duly executed by Seller and its applicable Affiliates; and

(vii) copies of documents evidencing the release of all Liens on the Business Assets or the Company Interests held by any third party to secure any Indebtedness of Seller or any of its Affiliates, including pursuant to the Loan Agreement, dated as of January 4, 2022, by and among Seller, Biopharma Credit PLC, BPCR Limited Partnership, Biopharma Credit Investments V (Master) LP, and the Credit Parties (as defined therein) thereto (the “Seller Credit Agreement”).

(c) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) certificate referred to in Section 7.2(c);

(ii) the Company Interests Assignment Agreement, duly executed by Buyer;

(iii) a copy of the Transition Services Agreement, duly executed by Buyer; and

(iv) the Preliminary Purchase Price in accordance with Section 2.2.

Section 2.4 Purchase Price Adjustments.

(a) Estimated Adjustment Certificate.

(i) Seller shall deliver to Buyer no later than three (3) Business Days prior to the Closing Date the Estimated Adjustment Certificate, which shall be updated prior to Closing to reflect the inventory count performed pursuant to Section 2.4(b). Seller shall provide to Buyer such data, information and access to personnel, books and records as Buyer may reasonably request in connection with review of the Estimated Adjustment Certificate. If Buyer raises any reasonable objections to the Estimated Adjustment Certificate, Seller shall consider such objections in good faith prior to the Closing and make such revisions to the Estimated Adjustment Certificate as Seller determines appropriate.

(ii) Seller shall conduct a physical count of the Business Inventory (wherever located, including inventory on consignment, in transit or deposited in a warehouse) within two (2) Business Days prior to the Closing Date. Such inventory count shall be observed by the auditors or other designated Representatives of each Party and conducted in a manner reasonably acceptable to each Party. The book value of such physical inventory count will be included as the book value of the Business Inventory for purposes of the calculation of Adjusted Working Capital.

(b) Closing Adjustment Certificate. Within sixty (60) days after the Closing, Buyer shall prepare and deliver to Seller the Closing Adjustment Certificate; provided, that if Buyer does not deliver the Closing Adjustment Certificate within such time period, then the Estimated Adjustment Certificate shall be deemed to be the Closing Adjustment Certificate. Buyer and Seller shall provide to each other such data, information and access to personnel, books and records as the other Party may reasonably request in connection with the preparation and review of the Closing Adjustment Certificate.

(c) Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the date that is twenty (20) days after receipt of the Closing Adjustment Certificate by Seller (unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date) (the “Final Settlement Date”). Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with paragraph (d) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (B) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d) Final Adjustment Certificate. During the first twenty (20) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable, and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.4, and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an independent accounting firm and not as an expert, (ii) address only those items in dispute and, (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties, absent fraud or manifest error. The fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 2.4(d) shall be borne by Buyer, on the one hand, and Seller, on the other hand, as determined by the Independent Accounting Firm based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount in dispute. For purposes of illustration only, if the amount in dispute is one hundred dollars ($100) and if the final written determination of the Independent Accounting Firm states that eighty dollars ($80) of the disputed amount is resolved in Buyer’s favor and twenty dollars ($20) of the disputed amount is resolved in Seller’s favor, Buyer would bear twenty percent (20%) of the Independent Accounting Firm’s costs and expenses, on the one hand, and Seller would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses and costs incurred by Seller or Buyer in implementing the provisions of this Section 2.4 shall be borne by Seller or Buyer, respectively. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.4(b), as subsequently adjusted, if applicable, pursuant to this Section 2.4(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

(e) Final Settlement and Adjustment to Purchase Price; Payment.

(i) (x) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then the Purchase Price shall equal the Preliminary Purchase Price decreased by an amount equal to the excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”) and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then the Purchase Price shall equal the Preliminary Purchase Price increased by an amount equal to the excess of the Adjustment Amount set forth on the Final Adjustment Certificate over the Estimated Adjustment Amount (an “Excess Payment”).

(ii) Any Shortfall Payment shall be paid by Seller to Buyer and any Excess Payment shall be paid by Buyer to Seller, in either case, not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer or Seller, as applicable.

Section 2.5 Withholding. Buyer and its Affiliates shall be entitled to deduct or withhold any amounts from the consideration payable pursuant to this Agreement to the extent such amounts are required to be deducted and withheld under applicable Law. The Parties shall reasonably cooperate in good faith to minimize the amounts that Buyer is required to deduct or withhold, and if Buyer is required to deduct or withhold from any payments made pursuant to this Agreement, Buyer shall use reasonable efforts to provide notice of such deduction or withholding to Seller at least ten (10) days prior to making such payment, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding. To the extent that amounts are deducted or withheld in accordance with the provisions of this Section 2.5 and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE BUSINESS

Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, except (a) as disclosed in the Company SEC Reports, filed with or furnished to the SEC pursuant to the Securities Exchange Act on or after October 1, 2022 and prior to the date of this Agreement (other than forward-looking disclosures set forth under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk,” it being understood that any factual information contained therein shall not be excluded) (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed with respect to a representation or warranty in this Article III only to the extent that it specifically references the Product and is reasonably apparent from such disclosure in such Recent SEC Report on its face that it is applicable to such representation or warranty but including, for the avoidance of doubt, all financial statements and notes thereto related to the Product whether or not a specific reference to the Product is made therein); or (b) as set forth in the Seller Disclosure Schedule, as follows:

Section 3.1 Organization.

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of Delaware and (ii) has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.

(b) The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole.

Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Seller Disclosure Schedule, assuming the accuracy of the representations and warranties of Buyer set forth in Article V, neither the execution and delivery by Seller or any Subsidiary of Seller that is party to any Transaction Document of this Agreement nor the other Transaction Documents to which it is or will be a party, nor the consummation by Seller or any such Subsidiary of the transactions contemplated hereby or thereby, directly or indirectly, with or without notice, lapse of time or both, (a) conflicts with or violates any provision of the Governing Documents of the Company, (b) violates or results in a breach of, or gives rise to any right of termination, acceleration or modification of or loss of rights under, any Material Contract, or (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.5, violates any Law to which the Company is subject, except, in the case of each of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole.

Section 3.3 Capitalization, Assets, Liabilities and Operations of the Company.

(a) All Interests of the Company have been duly authorized, validly issued, fully paid and are nonassessable. The Company Interests represent all of the issued and outstanding Interests of the Company. Except for the Company Interests, there are no Interests of the Company authorized, issued or outstanding. Except for this Agreement, neither Seller nor the Company is a party to any Rights or Contracts that would require Seller or the Company to issue, sell, transfer, exchange or otherwise dispose of any Interests of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or its Interests. Except as provided in the Governing Documents of the Company, neither Seller nor the Company is a party to any voting trust, proxy or other agreement or understanding with respect to the voting, registration, sale or transfer of any Interests of the Company. The Company has no Subsidiaries and does not hold an Interest in any other Person. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) As of the date of this Agreement, the Company does not own any assets, other than (i) the Software License Agreement between Seller and Company dated December 5, 2023, and (ii) the assets contributed to the Company pursuant to the Contribution Agreement. As of the date of this Agreement, the Company does not have any Liabilities, other than Liabilities arising from or relating to the assets described in the prior sentence. The Company was formed solely for the purpose of operating the Business and has not engaged in any business other than the Business at any time since its formation.

(c) There are no Affiliates of Seller, other than Seller’s Subsidiaries, that are engaged in the Business or that own assets of the type described in clauses (i)-(ix) of the definition of Business Assets.

Section 3.4 Ownership. Seller owns, beneficially and of record, and has good and valid title to, the Company Interests, free and clear of all Liens, except for any restrictions on sales of securities under applicable securities Laws.

Section 3.5 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (a) required filings under the HSR Act, (b) Consents set forth on Section 3.5 of the Seller Disclosure Schedule, (c) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, taken as a whole, or (d) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged, other than the Business. The Business does not produce, design, test, manufacture, fabricate, or develop any “critical technologies”, within the meaning of 31 C.F.R. § 800.215; or perform any of the functions with respect to “covered investment critical infrastructure” set forth in column 2 of Appendix A to 31 C.F.R. Part 800.

Section 3.6 Financial Statements.

(a) Set forth on Section 3.6(a) of the Seller Disclosure Schedule (collectively, the “Seller Financial Statements”) are: (i) the audited condensed consolidated balance sheets of Seller as of December 31, 2022 and December 31, 2021, and the related statements of operations, stockholders’ equity and cash flows for the respective years then-ended, and (ii) the unaudited condensed consolidated balance sheet of Seller as of September 30, 2023 (the “Balance Sheet Date”), and the related statements of operations, stockholders’ equity and cash flows for the nine (9)-month period then-ended.

(b) Except as set forth therein, the Seller Financial Statements present fairly, in all material respects, respectively, the financial position, statements of operations, stockholders’ equity and cash flows of Seller and its Subsidiaries, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of Seller in accordance with GAAP (except, in the case of the unaudited financial statements, for the absence of footnotes and any normal quarter-end or year-end adjustments), consistently applied, except as otherwise noted therein.

(c) Set forth on Section 3.6(c) of the Seller Disclosure Schedule (collectively, the “Business Financial Statements”) are: (i) the unaudited profit and loss statement of the Business for the nine (9)-month period ended as of the Balance Sheet Date, (ii) the unaudited balance sheet of the Business as of the Balance Sheet Date and (iii) the unaudited statement of net revenue for the twelve (12)-month period ended December 31, 2023.

(d) Except as set forth therein, the Business Financial Statements present fairly, in all material respects, the financial position and results of operation of the Business, at the respective dates set forth therein and for the respective periods covered thereby; provided, that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that, prior to the Reorganization, the Business has not operated as a separate standalone entity and, therefore, the Business Financial Statements do not include all of the costs necessary for the Business to operate as a separate standalone entity.

(e) Seller maintains a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure that (i) books, records and accounts accurately and fairly reflect, in reasonable detail, transactions and dispositions of assets, and (ii) the integrity of financial statements is maintained. Neither Seller nor any of its Subsidiaries, nor any independent auditor thereof nor any Governmental Authority, has identified or been made aware of any (A) significant deficiency or material weakness in the internal accounting controls utilized by Seller or any of its Subsidiaries, (B) fraud that involves any current or former employee, consultant, contractor or director who had a role in the preparation of financial statements or internal accounting controls, or (C) claim or allegation regarding any of the foregoing, in each case in connection with the Business. Seller has made available to Buyer all SOC-1 reports with respect to Seller and its Subsidiaries that relate to the Business.

(f) The calculations of the gross revenues, gross-to-net deductions, and net revenues from sales of the Products during each of the calendar quarters ended December 31, 2022 and March 31, June 30 and September 30, 2023 set forth on Section 3.6(f) of the Seller Disclosure Schedule are complete and accurate and (ii) the calculations of the gross revenues, gross-to-net deductions, and net revenues from sales of the Products during the calendar quarter for the quarter ended December 31, 2023 will be complete and accurate when provided pursuant to Section 6.16 (such calculations, collectively, the “Historical GTN Calculations”). The Historical GTN Calculations have been (or will be, with respect to the Historical GTN Calculations for the quarter ended December 31, 2023) prepared in a manner consistent with GAAP and reflect all estimated customer and Governmental Authority-mandated discounts.

(g) [***].

Section 3.7 Undisclosed Liabilities; No Indebtedness. In connection with the Business, Seller and its Affiliates have no Liabilities, except for (i) Liabilities set forth, reflected in, reserved against or disclosed in the Seller Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) ordinary course Liabilities under Contracts of Seller or any of its Affiliates (other than as a result of a breach or default thereof by Seller or any of its Affiliates), (iv) Liabilities incurred in connection with the transactions contemplated hereby, and (v) such other Liabilities as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, taken as a whole.

Section 3.8 Absence of Certain Changes.

(a) Since the Balance Sheet Date, there has not been any change, event or development that would, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth on Section 3.8 of the Seller Disclosure Schedule and except as expressly contemplated by this Agreement or in response to any Outbreak Event, since the Balance Sheet Date and until the date hereof, the Business has been conducted in the ordinary course in all material respects, and neither Seller nor any of its Subsidiaries has taken any action, which, if such action had been taken by Seller or any of its Subsidiaries between the date of this Agreement and the Closing Date, would have required the consent of Buyer under Section 6.1.

Section 3.9 Tax Matters.

(a) The Company has (i) filed, or caused to be filed, all material Tax Returns that it was required to file, and (ii) paid or caused to be paid all material Taxes that it is required to have paid. All such Tax Returns are true, correct and complete in all material respects. No claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not file a Tax Return that the Company is or may be subject to taxation in such jurisdiction. There are no Liens for Taxes on the Company Interests or on any of the assets of the Company other than Permitted Liens.

(b) There are no outstanding or unsettled written claims, asserted deficiencies or assessments against the Company for the assessment or collection of any material Taxes. No Tax Return of the Company is currently being examined by any Governmental Authority, which examination would reasonably be expected to result in a Tax Liability to Buyer or any of its Affiliates after Closing (including the Company). There are no agreements or waivers currently in effect that provide for an extension of time for the assessment or collection of any material Tax against the Company.

(c) The Company does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor under applicable Law.

(d) An entity classification election on IRS Form 8832 to treat the Company as a corporation for U.S. federal income Tax purposes from inception was mailed to the IRS on January 4, 2024 (the “Corporate Tax Election”). The Company filed a revocation of the Corporate Tax Election on January 15, 2024 (the “Revocation”).

(e) All material Taxes that the Company is required by applicable Law to withhold or collect have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority.

(f) All material sales, use, transfer, value added, goods and services, or similar Taxes required to be collected by the Company under applicable Law have been timely collected and remitted to the appropriate Governmental Authority.

(g) The Company (i) is in compliance in all material respects with all escheat and unclaimed property Laws, (ii) has submitted to the appropriate Governmental Authority all material amounts required to be paid thereunder, and (iii) has filed all material statements, returns, and reports required to be filed thereunder.

(h) The Company (i) is not party to or bound by any Tax sharing agreement, Tax indemnity obligation, or similar contractual obligation to pay amounts to any Person with respect to Taxes (other than any such agreement or obligation contained within a contract that is entered into in the ordinary course of business and whose primary purpose is unrelated to Taxes) and (ii) has not requested, received, or entered into any ruling, loss determination, or advance pricing contract with any Governmental Authority in respect of Taxes.

(i) The Company is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Pre-Closing Tax Period as a result of any (i) improper use of or change in a method of accounting prior to the Closing, (ii) closing agreement described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing outside the ordinary course of business, or (iv) prepaid amount received prior to the Closing outside the ordinary course of business.

(j) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of applicable Law).

(k) The Company did not claim an “employee retention credit” pursuant to Section 3134 of the Code (or any corresponding or similar provision of applicable Laws).

Section 3.10 Real Property; Assets.

(a) Neither Seller nor the Company owns any real property. The Business Assets do not include any real property leases, subleases or similar Contracts.

(b) As of the date of this Agreement, Seller and its Subsidiaries (other than the Company) have good and marketable title to, or valid leasehold interests in, all of the Business Assets, free and clear of any Liens other than Permitted Liens. As of the Closing, the Company will have good and marketable title to, or valid leasehold interests in, all of the Business Assets, free and clear of any Liens other than Permitted Liens.

(c) As of the Closing, the assets, properties and rights of the Company, when utilized by a labor force substantially similar to that employed by Seller and its Subsidiaries in connection with the conduct of the Business as of the Closing Date, and together with the rights and services made available under the Transition Services Agreement, will comprise all of the assets, properties and rights necessary for Buyer to conduct the Business following the Closing in substantially the same manner as currently conducted by the Company as of immediately prior to Closing.

Section 3.11 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, in connection with the Business:

(a) Seller and its Subsidiaries are in compliance with Environmental Laws and neither Seller nor any of its Subsidiaries has received any written notice, which remains uncured or unresolved, from any Governmental Authority alleging that it or the Business is in violation of any Environmental Law;

(b) Seller and its Subsidiaries, as applicable, hold and comply with all Permits required under Environmental Laws to conduct the Business, each such Permit is in full force and effect, and there are no Actions pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Permit;

(c) neither Seller nor any of its Subsidiaries is subject to any outstanding Governmental Order issued pursuant to any Environmental Law related to the Business and neither Seller nor any of its Subsidiaries has received any written notice, complaint or claim seeking to impose any Liability under Environmental Laws against the Company or the Business; and

(d) neither Seller nor any of its Subsidiaries has caused any Release of any Hazardous Material that has given rise or would reasonably be expected to give rise to Liability under any Environmental Law for the Company or the Business.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of any of the following Contracts included in the Business Assets (regardless of whether any such Contract is an Exclusive Contract or a Business Shared Contract):

(i) any Contract that involved payments to or by Seller or any of its Subsidiaries in connection with the Business in excess of $1,000,000 during the twelve (12) month-period ended December 31, 2023;

(ii) any Contract that is reasonably expected to involve payments to or by Seller or any of its Subsidiaries in connection with the Business in excess of $1,000,000 during the twelve (12) month period ended December 31, 2024;

(iii) any Contract with respect to a joint venture, partnership or other similar arrangement involving the Business;

(iv) any Contract that relates to the acquisition or disposition of any assets or properties used in the Business (whether by merger, sale of stock, sale of assets or otherwise) outside the ordinary course of business consistent with past practice; and

(v) any license, royalty or similar Contract with respect to Intellectual Property.

(b) Seller has made available to Buyer complete and accurate copies of all Material Contracts. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, each Material Contract is in full force and effect and is the legal, valid and binding obligation of, and is enforceable against, Seller or the applicable Subsidiary of Seller party thereto, subject to the Remedies Exception, and, to Seller’s Knowledge, the other parties thereto. Neither Seller nor its applicable Subsidiary party thereto nor, to Seller’s Knowledge, any of the other parties thereto, is in breach, violation or default, and, to Seller’s Knowledge, no event has occurred which with or without notice or lapse of time or both would constitute any such breach, violation or default under such Material Contract, except (i) for breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, taken as a whole, and (ii) that, in order to avoid a default, violation or breach under any Material Contract, the Consent of such other parties set forth in Section 3.2 of the Seller Disclosure Schedule may be required in connection with the transactions contemplated hereby. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, no party to any Material Contract has exercised or, to Seller’s Knowledge, threatened in writing to exercise any termination rights thereunder.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, (i) in connection with the Business, Seller and its Affiliates have current and valid Contracts in place with each Health Care Payor with which they participate, and (ii) no limitation, cancelation, suspension, termination of any such Contract or any exclusion of Seller or any of its Affiliates’ enrollment or participation with any Health Care Payor program is pending or, to Seller’s Knowledge, threatened.

Section 3.13 Insurance. Section 3.13 of the Seller Disclosure Schedule contains a list of all material insurance policies maintained as of the date hereof by or on behalf of the Company or the Business. Neither Seller nor any of its Subsidiaries has received any notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, and there is no material claim relating to the Business by Seller or any of its Subsidiaries pending under any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date.

Section 3.14 Litigation; Governmental Orders. Except as set forth on Section 3.14 of the Seller Disclosure Schedule, there are no, and during the past three (3) years there have not been any, Actions pending or, to Seller’s Knowledge, threatened in law or in equity, by or before any Governmental Authority against Seller or any of its Subsidiaries (in connection with the Business) that would reasonably be expected to result in any Liability for the Company or the Business that would, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole. There are no Governmental Orders to which Seller or any of its Subsidiaries (in connection with the Business) or any of the Business Assets is subject, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, taken as a whole.

Section 3.15 Employee Matters.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all (i) material Benefit Plans and (ii) retention bonus or transaction bonus agreements entered into by Seller or any of its Affiliates with any Company Employee. Neither Seller nor any of its Subsidiaries has made any plan or commitment to create any additional Benefit Plan or modify or change any existing Benefit Plan, except as may be required to comply with applicable Law. No Benefit Plan is maintained outside the jurisdiction of the United States or covers any Persons who reside or work outside of the United States.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company, (i) each Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other applicable Laws, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Benefit Plan, (iii) no breach of fiduciary duty has occurred in connection with the administration or investment of the assets of any Benefit Plan in connection with which Seller or any of its Subsidiaries or, to the Knowledge of Seller, a third-party plan fiduciary would reasonably be expected to incur material Liability, (iv) with respect to any Benefit Plan, no excise Tax would reasonably be expected to be imposed upon Seller or any of its Subsidiaries under Chapter 43 of the Code, (v) the Company does not have any current or potential Liability for any Taxes or penalties imposed under COBRA, Sections 4980H or 9815 of the Code or the Patient Protection and Affordable Care Act, as amended, and (vi) all contributions, premiums and expenses due to or in respect of any Benefit Plan as required by applicable Law and the terms of such Benefit Plan have been timely made or paid in full, or, to the extent unpaid, have been fully reflected in line items on the most recent Business Financial Statements.

(c) With respect to each Benefit Plan, Seller has made available to Buyer correct and complete copies, to the extent applicable, of (i) all documents embodying each Benefit Plan, or, if not written, a written summary of its material terms, (ii) the three most recent annual reports on Form 5500 filed with respect to each Benefit Plan for which a Form 5500 filing is required by applicable Law, (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications thereto, (iv) the trust, insurance policy or other funding Contract, (v) the most recent financial statement and actuarial or other valuation reports prepared with respect thereto, (vi) all material or other non-routine correspondence to or from any Governmental Authority in the last three years, (vii) nondiscrimination test reports for the three most recent plan years, and (viii) the most recent IRS determination, opinion or advisory letter received from the IRS with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(d) Each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS that such Benefit Plan is so qualified, or (ii) is maintained pursuant to a volume submitter or prototype document that has received an opinion or advisory letter from the IRS that such Benefit Plan is so qualified. To the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect the qualification of any such Benefit Plan.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company, (i) there are no pending or, to the Knowledge of Seller, threatened Actions against or affecting the Benefit Plans or the fiduciaries or assets thereof or otherwise involving any of the Benefit Plans, other than routine claims for benefits in the ordinary course of business, and (ii) none of the Benefit Plans is under audit, inquiry, proceeding, investigation or examination (nor has notice been received of any potential audit, inquiry, proceeding, investigation or examination) by the IRS, the United States Department of Labor, or any other Governmental Authority.

(f) No Benefit Plan is, and none of Seller, any of its Subsidiaries or any ERISA Affiliates have ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to, or otherwise had any Liability with respect to (i) any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA, (iii) any multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA), or (iv) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(g) No Benefit Plan provides, or reflects or represents any Liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person, except as may be required by Sections 601 through 606 of ERISA and Section 4980B of the Code or similar state Law.

(h) Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Company, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event): (i) entitle any Person to any compensatory payment or benefit (including any payment of severance, termination or similar-type benefit), forgiveness of indebtedness, vesting, funding, distribution, or increase the amount or value of compensation or benefits under any Benefit Plan or otherwise, (ii) result in any acceleration (of vesting or timing of payment of benefits or compensation or otherwise) under or with respect to any Benefit Plan or otherwise, or (iii) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Closing. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Company, (i) each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance issued thereunder, and (ii) no Benefit Plan provides, and neither Seller nor any of its Subsidiaries has any Liability to any Company Employee to provide, any gross-up or similar payment or reimbursement of Taxes under Section 4999 or 409A of the Code.

(j) To Seller’s Knowledge, no Company Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or non-solicitation agreement, that materially and adversely affects or materially restricts the performance of such individual’s duties to the Business.

Section 3.16 Labor Matters.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all Company Employees, showing each Company Employee’s: (i) name, (ii) primary work location, (iii) employment status (active or on a leave of absence and the type, start date and expected end date of such leave), (iv) full-time or part-time status, (v) status as exempt or non-exempt from the overtime requirements of applicable wage and hour Laws, (vi) title, (vii) date of hire, (viii) annual base salary or hourly wage rate (as applicable), (ix) bonuses, and (x) whether such Company Employee is on a work visa as of the date hereof. The Company is the legal employer of each Company Employee. To Seller’s Knowledge, as of the date hereof, no Company Employees have given notice that they plan to terminate their employment with Seller or its applicable Subsidiary. The employment of all Company Employees is terminable “at will” without any penalty, notice or severance obligations on the part of Seller or any of its Subsidiaries.

(b) There are no consultants or independent contractors that provide material services to the Business. The Business Assets do not include any Contracts with consultants or independent contractors.

(c) Neither Seller nor any of its Subsidiaries is, or has been, subject to any labor union or collective bargaining Contract in respect of any Company Employee, nor is any such Contract being negotiated by Seller or any of its Subsidiaries. During the last three (3) years, there have been no material pending or, to Seller’s Knowledge, threatened strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, or grievances involving the Company Employees. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, with respect to the Business, Seller and its Subsidiaries are in compliance with all applicable Laws relating to terms or conditions of employment or labor or employment practices, including as it relates to hiring, worker classification, compensation, training, wage and hour, immigration, employment eligibility verification, privacy, occupational health and safety, accommodations, equal employment opportunity, pay equity, harassment, discrimination, retaliation, whistleblower, record retention, notice, wage payment and deduction, unemployment, collective bargaining, Taxes, discipline, and termination.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company, (i) Seller and its Subsidiaries are not delinquent in any payments to any Company Employee or Service Provider, and (ii) to Seller’s Knowledge, no Company Employee is a party to, or is otherwise bound by, any Contract that adversely affects or materially restricts the performance of such individual’s duties.

(e) During the past three (3) years, in connection with the Business, Seller and its Subsidiaries have not carried out a “plant closing” or “mass layoff” as such terms are defined under the U.S. Worker Adjustment and Retraining Notification Act and any similar Laws (“WARN”) without fully satisfying its obligations under WARN.

(f) Seller and its Subsidiaries have, in all material respects, correctly classified all Company Employees under applicable Law, including as exempt or non-exempt under the Fair Labor Standards Act.

(g) During the past three (3) years, in connection with the Business, Seller and its Subsidiaries have been in compliance in all material respects with the United States Immigration Reform and Control Act. To Seller’s Knowledge, each Company Employee is a United States citizen or has a current valid work visa or otherwise has a lawful right to work in the United States. Seller and its Affiliates have in their files Form I-9s that were completed in accordance with applicable Law for each Company Employee for whom such form is required under applicable Law.

Section 3.17 Legal Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, in connection with the Business, Seller and its Subsidiaries are and have been during the past three (3) years in compliance in all respects with all applicable Laws, including (i) 42 U.S.C. § 1320a-7a (commonly referred to as the federal Civil Monetary Penalties Law), (ii) 42 U.S.C. § 1320a-7b(b) (commonly referred to as the Federal Anti-Kickback Statute), (iii) 31 U.S.C. §§ 3729 et seq. (commonly referred to as the Federal False Claims Act), (iv) 42 U.S.C. § 1320a-7b(a) (commonly referred to as the administrative False Claim Law), (v) 42 USC §1320a-7h (commonly referred to as the Federal

Physician Payments “Sunshine” Act), and (vi) any other applicable Laws relating to health care fraud or abuse, false claims, anti-kickback, and interactions with licensed health care professionals. In connection with the Business, neither Seller nor any of its Subsidiaries has received any (A) formal or informal written or, to Seller’s Knowledge, oral notice or (ii) inquiry or similar written or, to Seller’s Knowledge, oral communication from any Governmental Authority related to any actual or potential violation with respect to any applicable Laws except, in each of (i) and (ii) with respect to any non-compliance or violation as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole.

(b) Neither Seller nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or settlement agreement with or imposed by any Governmental Authority in connection with the Business or that would otherwise bind or impact the Business after the Closing.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, with respect to Seller or any of its Subsidiaries (in connection with the Business):

(i) during the past three years, all filings required to be made by any such Person to any Governmental Authority, including any filings to the FDA, the Centers for Medicare and Medicaid Services, or the United States Department of Veterans Affairs, and any filings and disclosures required under the Federal Physician Payments “Sunshine” Act, 42 USC §1320a-7h or any comparable applicable state Law, or any applicable Pricing Requirements, have been made in a timely manner and were true and correct at the time of such filing (or corrected in a subsequent filing);

(ii) none of the executive officers of any such Person have been disqualified or debarred by any Governmental Authority under 21 U.S.C. Sections 335(a) or (b), or any similar Law, or have been charged with or convicted under any applicable Law for conduct relating to the development or approval or otherwise relating to the regulation of any drug product under any applicable Law; and

(iii) no such Person is the subject of any pending investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991).

Section 3.18 Permits. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, taken as a whole:

(a) Seller and its Subsidiaries hold all permits that are material to the Business (“Material Permits”);

(b) Each Material Permit is in full force and effect and Seller or its applicable Affiliate is in compliance with all its obligations with respect thereto; and

(c) During the past three (3) years, neither Seller nor any of its Subsidiaries has received any written notice of actual or threatened revocation, rejection, modification or default with respect to any Material Permit, and none of the Material Permits are otherwise subject to any pending or, to Seller’s Knowledge, threatened Actions.

Section 3.19 Intellectual Property; Data Privacy and Security.

(a) All registrations, issuances and applications for registration or issuance of any Owned Intellectual Property filed with, applied for or issued by any Governmental Authority (“Registered Intellectual Property”) are (i) set forth in Section 3.19(a) of the Seller Disclosure Schedule; and (ii) subsisting, valid and in force (except with respect to applications included in the Registered Intellectual Property). Neither Seller nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Intellectual Property or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application in any material respect. Owned Intellectual Property and the Intellectual Property licensed to the Seller and its Subsidiaries pursuant to the Exclusive Contracts and Business Shared Contracts included in the Business Assets (“Licensed Intellectual Property”) and the Software License Agreement constitute all of the material Intellectual Property used in and necessary to enable the conduct of the Business as currently conducted.

(b) Except as set forth in Section 3.19(b)(i) of the Seller Disclosure Schedule, Seller or one of its Subsidiaries exclusively owns, free and clear of any Liens (other than Permitted Liens) all Owned Intellectual Property. The Owned Intellectual Property is, and after the Closing, will be, fully transferable and licensable by the Company without restriction and without payment of any kind to any Person. Subject to the terms of this Agreement, Seller or one of its Subsidiaries has the sole and exclusive right to bring an Action against a third party for past, present or future Infringement of the Owned Intellectual Property and to retain for itself any damages recovered in any such Action. Neither Seller nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Owned Intellectual Property to any other Person, or (ii) done any act where such action would cause the rights of Seller or its Subsidiaries in any Owned Intellectual Property to enter into the public domain. Except as set forth in Section 3.19(b)(ii) of the Seller Disclosure Schedule, no third party that has exclusively licensed any Licensed Intellectual Property to Seller or any of its Subsidiaries with respect to the Business has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by Seller or any of its Subsidiaries which is material to the Business.

(c) To the Knowledge of the Seller or any of its Subsidiaries, except with respect to Intellectual Property owned or controlled by a Person and licensed under a Contract included in the Business Assets (including any covenant not to sue) and any other Intellectual Property rights owned or controlled by a Person related to biosimilar products and product candidates of ranibizumab, whether or not such product or product candidate is publicly known as of the date hereof, the operation of the Business as conducted by the Seller or any of its Subsidiaries as of the date hereof is not Infringing or otherwise violating any issued Patents or any other Intellectual Property Rights of any Person, in any material respect. During the past three (3) years, except as set forth in Section 3.19(c) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has received written notice from any Person claiming that the operation of the Business Infringes or has Infringed any Intellectual Property of any Person.

(d) Except as set forth in Section 3.19(d) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, have or reasonably be expected to be material to the Company or the Business taken as a whole, neither Seller nor any of its Subsidiaries has (i) made any written claim to any Person alleging that any Person has Infringed or otherwise violated any Owned Intellectual Property or Company Software, or (ii) received any unresolved written claim from any Person alleging that the operation of the Business has Infringed or otherwise violated any Intellectual Property of such Person or challenging the legality, validity, enforceability or ownership of any Owned Intellectual Property (nor to Seller’s Knowledge is there any threat thereof).

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, (i) no Owned Intellectual Property is subject to any outstanding Governmental Order and (ii) none of the execution and delivery of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, do or will contravene, conflict with or impair the Seller’s or any of its Subsidiaries’ rights in any Owned Intellectual Property or Licensed Intellectual Property.

(f) Except as set forth in Section 3.19(f) of the Seller Disclosure Schedule, neither this Agreement nor any of the transactions contemplated by the Agreement shall cause the Company or Buyer or its Affiliates to (i) grant to any third party any right to any Owned Intellectual Property or Company Software, (ii) be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of the Business, or (iii) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by Seller or any of its Subsidiaries pursuant to an Exclusive Contract or a Business Shared Contract included in the Business Assets in the absence of this Agreement or the transactions contemplated by this Agreement.

(g) To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property or Company Software, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole.

(h) [***].

(i) All current and former employees and independent contractors of Seller or any of its Subsidiaries who have contributed to the creation or development of any material Owned Intellectual Property or Company Software have entered into agreements that assign to Seller or any of its Subsidiaries all right, title, and interest to such Intellectual Property, except where such Intellectual Property would vest in Seller or such Subsidiary by operation of Law. Without limiting the foregoing, no current or former employee or independent contractor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any rights, including moral rights (to the extent permitted by Law), with respect to the Product, Company Software, or any material Owned Intellectual Property nor has any such Person made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion. Neither this Agreement nor any of the transactions contemplated by this Agreement shall provide any such Person with any such right, claim or option.

(j) No Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center has any claim or right (including license rights) to, or has provided or is providing any grants or other funding (including Tax incentives or relief), facilities or resources used in the development of, any material Owned Intellectual Property.

(k) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole:

(i) to Seller’s Knowledge, no Open Source Software is contained in, distributed with, or linked to any Company Software in a manner that would require as a condition of the use, modification, hosting, or distribution of such Open Source Software that such Company Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributed, hosted or otherwise made available at no or nominal charge or impose any restriction on the consideration to be charged for the distribution thereof;

(ii) with respect to any Open Source Software that is or has been used by Seller or any of its Subsidiaries in the operation of the Business, Seller or its applicable Subsidiary is, and has at all times been, in compliance with all applicable licenses with respect thereto;

(iii) neither Seller nor any of its Subsidiaries, nor any other Person acting on their behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Software included in the Owned Intellectual Property, except for disclosures to employees or contractors under binding written agreements that prohibit use or disclosure except in the performance of services to Seller or its Subsidiaries.

(l) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, the IT Systems are (i) in sufficient operating condition to perform all information technology operations necessary to operate the Business as currently operated, and (ii) to Seller’s Knowledge, do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) (together, “Malicious Code”). During the past three (3) years, to the Seller’s Knowledge, there has not been any outage or disruption of the IT Systems, and Seller and its Subsidiaries have taken reasonable steps designed to prevent the introduction of any Malicious Code into the IT Systems, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole.

(m) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, during the past three (3) years, in connection with the Business, Seller and Subsidiaries (i) have been in compliance with all applicable Data Protection Requirements, (ii) have taken commercially reasonable steps designed to ensure that all Personal Information Processed by Seller or its Subsidiaries is protected against loss and unauthorized access, use, modification or disclosure, (iii) to the Seller’s Knowledge, have not experienced any loss or unauthorized access, use, modification or disclosure of any Personal Information Processed by Seller or any of its Subsidiaries, or any incidents regarding the same that required notification of individuals, law enforcement, or any Governmental Authority under any applicable Data Protection Law, and (iv) have not received written communication from any Governmental Authority or data subject that alleges that Seller or any of its Subsidiaries is not in compliance with any Data Protection Laws.

(n) During the past three (3) years, in connection with the Business, neither Seller nor any of its Subsidiaries have been involved in any Actions involving a breach or received written notice of any alleged breach of Data Protection Laws or Privacy Policies, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, taken as a whole.

(o) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, during the past three (3) years, the Company has established and maintains industry-standard controls and measures designed to evaluate, monitor and ensure its compliance with all Data Protection Requirements.

Section 3.20 Compliance with Anti-Corruption Laws(a) .. During the last five (5) years, in connection with the Business:

(a) neither Seller nor any of its Subsidiaries, nor their respective directors, officers or employees, nor, to the Knowledge of Seller, any other Person working on behalf of the Business has (i) made any payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Governmental Authority (or any Representative thereof), political party or official thereof, candidate for public office, or relative of any such individual in violation of any applicable Anti-Corruption Laws or otherwise for purposes of improperly obtaining or retaining business, or an advantage in the conduct of business, (ii) violated in any material respect any Anti-Corruption Laws, nor (iii) received from any Governmental Authority any written notice, inquiry or allegation relating to any actual or potential material violation of Anti-Corruption Laws; and

(b) neither Seller nor any of its Subsidiaries has (i) conducted an internal review or investigation related to potential or alleged violations of Anti-Corruption Laws, (ii) made any voluntary or involuntary disclosure to any Governmental Authority or other Person with respect to a possible violation of the Anti-Corruption Laws, or (iii) to the Knowledge of Seller, been subject to any government prosecution, enforcement, investigation, subpoena or other inquiry related to potential non-compliance with the Anti-Corruption Laws.

Section 3.21 Sanctions. In connection with the Business, Seller and its Subsidiaries have, within the last five years: (a) complied in all material respects with applicable Sanctions Laws; (b) maintained in place and implemented controls and systems to comply with applicable Sanctions Laws; (c) not engaged in any dealing or transaction, direct or indirect, with or involving a Sanctioned Person or a Sanctioned Country; and (d) not been the subject of or otherwise involved in an investigation or enforcement action by any Governmental Authority or other legal Action with respect to any actual or alleged violations of Sanctions, and has not been notified in writing of any such pending or threatened actions. Neither Seller nor any of its Subsidiaries nor any director, officer or, to Seller’s Knowledge, any other Representative thereof is: (y) a Sanctioned Person; or (z) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

Section 3.22 Affiliate Contracts. Except as set forth on Section 3.22 of the Seller Disclosure Schedule, the Company is not a party to any Affiliate Contracts that will not be terminated at or prior to Closing pursuant to Section 6.12.

Section 3.23 Regulatory and Product Matters.

(a) Seller and its Subsidiaries are the sole owners of all Product Registrations for the Products.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, taken as a whole, within the last three years, (i) no manufacturing site relating to the Business has shut down, been subject to any import or export prohibition, received any FDA Form 483 or other Governmental Authority written or, to Seller’s Knowledge, oral notice of inspectional observations, “warning letters,” “untitled letters” or requests or requirements to make changes to a Product or any manufacturing operations for a Product, and (ii) no manufacturing site relating to the Business has received any written or, to Seller’s Knowledge, oral correspondence or notice from the FDA or another Governmental Authority alleging or asserting noncompliance with any Law, Permits or any requests or requirements of such Governmental Authority.

(c) There is no material Action pending, or to Seller’s Knowledge threatened, (i) relating to any injury to person or property or as a result of ownership, possession, provision or use of the Product or (ii) relating to any alleged hazard or alleged defect relating to the Product. Neither Seller nor any of its Affiliates has any material Liability (and, to Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any material Liability) arising out of any injury as a result of the use of the Product.

(d) During the last three years, there have been no material recalls, field notifications, field corrections, suspensions, withdrawals, discontinuations, seizures, warnings, “dear doctor” letters, investigator notices, safety alerts or other written notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Product and, to Seller’s Knowledge, no facts or circumstances exist that would reasonably be expected to result in any such material occurrence with respect to the Product. Neither Seller nor any of its Subsidiaries has received any written report of suspected or unexpected serious adverse reaction (SUSAR) with respect to the safety or efficacy of the Product that was not reported to the extent required under applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company of the Business, taken as a whole.

Section 3.24 Books and Records. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business taken as a whole, the books and records included in the Business Assets or otherwise owned by the Company as of the Closing are accurate and complete and have been maintained in accordance with sound business practices and an adequate system of internal controls.

Section 3.25 Customers. Section 3.25 of the Seller Disclosure Schedule sets forth (a) an accurate and complete list of the twenty (20) largest customers of the Business during the twelve (12)-month period ended December 31, 2023, determined on the basis of the total dollar amount of net revenues of the Business, and (b) the dollar amount of such net revenues from each such customer during such period. Neither Seller nor any of its Subsidiaries has received any written notice or, to Seller’s Knowledge, oral notice that any such customer will (i) stop purchasing the Product, or (ii) substantially reduce its purchases of the Product.

Section 3.26 Suppliers. Section 3.26 of the Seller Disclosure Schedule sets forth (a) an accurate and complete list of the ten (10) largest suppliers of goods or services to the Business during the twelve (12)-month period ended December 31, 2023, determined on the basis of the total dollar amount of spend by Seller and its Subsidiaries in connection with the Business, and (b) the dollar amount paid by Seller and its Subsidiaries to each such supplier during such period. Neither Seller nor any of its Subsidiaries has received any written notice or, to Seller’s Knowledge, oral notice that any such supplier will (i) stop supplying the Business, or (ii) substantially reduce its goods or services supplied to the Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Business taken as a whole, (A) there is no ongoing, and during the past two (2) years there has not been any, (1) disruption or delay in the supply of the Product to Seller or its Subsidiaries, or (2) a stock-out in the distribution network of Seller and its Subsidiaries with respect to the Product, and (B) to Seller’s Knowledge, there exists no material event or circumstance under the control of Seller or any of its suppliers that may reasonably result in such material disruption, delay or stock-out after the Closing, and no such event or circumstance has otherwise been taken into account in any forecast provided by Seller or its Subsidiaries to any supplier.

Section 3.27 Inventory. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, taken as a whole, (a) all Business Inventory and inventory otherwise owned by the Company as of Closing are of a quality and quantity usable and salable in the ordinary course of business and complies with all applicable specifications, good manufacturing process and Laws, and, as of the Closing, will have a remaining shelf life of no less than twelve (12) months, (b) none of such inventory is slow-moving, expired, defective or of below-standard quality, and (c) the quantities of each item of such inventory are not excessive and are reasonable in the present circumstances of the Business.

Section 3.28 Brokers’ Fees. Except for J.P. Morgan Securities LLC and Houlihan Lokey Capital, Inc. (the fees and expenses of which will be paid by Seller), neither the Company nor any of its Affiliates have entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

REGARDING SELLER

Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, except (a) as disclosed in the Recent SEC Reports (it being understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed with respect to a representation or warranty in this Article IV only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report on its face that it is applicable to such representation or warranty but including, for the avoidance of doubt, all financial statements and notes thereto related to the Product whether or not a specific reference to the Product is made therein); or (b) as set forth in the Seller Disclosure Schedule, as follows:

Section 4.1 Organization. Seller and each Subsidiary of Seller that will be party to any Transaction Document is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated, except where the failure to be in good standing or to have such power and authority would not, individually or in the aggregate, materially impair Seller’s ability to consummate the transactions contemplated by this Agreement in a timely manner.

Section 4.2 Authorization. Seller and each Subsidiary of Seller that will be party to any Transaction Document has all requisite corporate authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each Subsidiary of Seller that will be party to any Transaction Document of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller or such Subsidiary. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception. As of the Closing, each Transaction Document will have been duly executed and delivered by Seller and each Subsidiary of Seller that will be party thereto and will constitute a legal, valid and binding obligation of Seller or such Subsidiary, enforceable against Seller or such Subsidiary in accordance with its terms, subject to the Remedies Exception.

Section 4.3 Noncontravention. Neither the execution and delivery by Seller or any Subsidiary of Seller that will be party to any Transaction Document of this Agreement nor the other Transaction Documents to which it is a party, nor the consummation by Seller or any such Subsidiary of the transactions contemplated hereby or thereby, directly or indirectly, with or without lapse notice, lapse of time or both, (a) conflicts with or violates any provision of the

Governing Documents of Seller or any of its Subsidiaries, (b) violates or results in a breach of, or gives rise to any right of termination, acceleration or modification of or loss of rights under, any material Contract to which Seller or any Subsidiary of Seller is bound, or (c) assuming receipt of the Consents specified in Section 4.4, violates or conflicts with any Law to which Seller or any such Subsidiary is subject, except, in the case of clauses (b) or (c), to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Seller to enter into and perform its obligations under this Agreement in a timely manner.

Section 4.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller or any of its Affiliates or the consummation by Seller or any of its Affiliates of the transactions contemplated hereby and thereby, except for (a) required filings under the HSR Act, and (b) as set forth on Section 4.4 of the Seller Disclosure Schedule.

Section 4.5 Litigation. (a) There are no Actions pending or, to Seller’s Knowledge, threatened in law or in equity, by or before any Governmental Authority against Seller or any of its Affiliates, and (b) neither Seller nor any of its Affiliates is subject to any Governmental Order, in each case, that would reasonably be expected to have a material adverse effect on the ability of Seller and its Affiliates to enter into and perform its obligations under this Agreement and the other Transaction Documents in a timely manner.

Section 4.6 Brokers’ Fees. Except for J.P. Morgan Securities LLC and Houlihan Lokey Capital, Inc. (the fees and expenses of which will be paid by Seller), neither Seller nor any of its Affiliates have entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates or the Company to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.7 Solvency.

(a) There are no current or past creditors of Seller or any of its Affiliates to whom any applicable Law requires the delivery of notice or from whom any form of consent is required in conjunction with this Agreement or any Transaction Document.

(b) No transfer of property is being made by Seller or any of its Subsidiaries and no obligation is being incurred by Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Subsidiaries.

(c) Seller and its Subsidiaries, taken as a whole, are, and after giving effect to all of the transactions contemplated by this Agreement, including the payment of all related fees and expenses in connection with such transactions, will be, Solvent. For purposes of this Agreement, “Solvent” means that, as of any time of determination (i) the amount of the fair saleable value of the assets of a Person exceeds, as of such time, the sum of (A) the value of all Liabilities of such Person as of such time, as such terms are generally determined in accordance with applicable Law governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the probable Liabilities of such Person as they mature; (ii) such Person will not have, as of such time, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such time; and (iii) such Person will be able to pay their Liabilities as they mature.

(d) Seller fully expects that it and its Affiliates can, and will be able to, pay their Liabilities as they mature in the ordinary course of business.

Section 4.8 No Additional Representations and Warranties.

(a) Except for the express representations and warranties provided in ARTICLE III and this ARTICLE IV, neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller, the Company or the Business (including, but not limited to, any representation or warranty relating to financial condition, results of operations, assets or Liabilities of the Business) to Buyer or any of its Affiliates or their respective directors, officers, employees, stockholders, partners, members or Representatives, and Seller, on behalf of itself and its Affiliates, hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective directors, officers, employees, stockholders, partners, members or Representatives (including information in the “Project Harvest Moon” electronic data room hosted by Venue by DFIN (the “Data Room”) or provided in any formal or informal management presentation), other than the express representations and warranties provided in ARTICLE III and this ARTICLE IV.

(b) EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, THE COMPANY INTERESTS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE BUSINESSES, OR ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF) OF THE COMPANY AND THE BUSINESS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE COMPANY AND THE BUSINESS, AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY AND THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OF THE COMPANY AND THE BUSINESS OR ANY PART THEREOF, INCLUDING WHETHER THE COMPANY POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY

PROVIDED HEREIN, SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OF THE COMPANY AND THE BUSINESS, AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLER OR ITS AFFILIATES OR BY ANY REPRESENTATIVE, AGENT, ATTORNEY, ADVISOR, CONSULTANT, ACCOUNTANT, BROKER OR INVESTMENT BANKER, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE MANAGEMENT PRESENTATION RECEIVED BY BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE COMPANY INTERESTS AND THE ASSETS OF THE COMPANY AND THE BUSINESS THAT IS NOT SET FORTH HEREIN.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, except as set forth in the Buyer Disclosure Schedule, as follows:

Section 5.1 Organization. Buyer is duly organized, validly existing, and in good standing under the Laws of Delaware and has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement or the Transaction Documents in a timely manner.

Section 5.2 Authorization. Buyer has all requisite corporate or other business entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement or the Transaction Documents. This Agreement has been, and as of the Closing each other Transaction Document to which Buyer will be a party will have been, duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.3 Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, with or without notice, lapse of time or both, (a) conflicts with or violates any provision of the Governing Documents of Buyer, (b) conflicts with, violates, results in a breach, cancellation or termination of, constitutes a default under, or results in the creation of any Lien upon any of the assets of Buyer under, any material Contract to which Buyer is a party, or (c) assuming receipt of the Consents described in Section 5.4 below and compliance with the HSR Act, violate or conflict with any Law to which Buyer or any of its Affiliates is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, be material to Buyer.

Section 5.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (a) required filings under the HSR Act, and (b) as set forth on Section 5.4 of the Buyer Disclosure Schedule.

Section 5.5 Financial Capacity. Buyer has, and will at all times between (and including) the date hereof and the Closing, sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price in accordance with the terms of ARTICLE II and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement and the other Transaction Documents and perform its obligations hereunder and thereunder. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder.

Section 5.6 Solvency. Buyer and its Affiliates (other than the Company), taken as a whole, are, and after giving effect to the consummation of the transactions contemplated by this Agreement (assuming (a) compliance by Seller and its Affiliates with its obligations hereunder and (b) that the representations and warranties of Seller contained in this Agreement (disregarding references to Material Adverse Effect and other materiality qualifiers) are true and correct in all material respects following the Closing), will be, Solvent. Buyer is not making any transfer of property and is not incurring any Liability in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Affiliates.

Section 5.7 Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act. Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any other applicable securities Laws, nor with any present intention of distributing or selling any of the Company Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 5.8 Litigation. (a) There are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity, by or before any Governmental Authority against Buyer or any of its Affiliates that would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement in a timely manner, and (b) neither Buyer nor any of its Affiliates is subject to any Governmental Order which would reasonably be expected to have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement in a timely manner.

Section 5.9 Information.

(a) Seller and the Company have provided Buyer and its Affiliates and Representatives with such access to the facilities, books, records and personnel of Seller and its Affiliates as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the businesses and properties of the Company and the Business sufficiently to make an informed investment decision to purchase the Company Interests and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Company Interests and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the Company Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.

(b) Buyer has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to purchase the Company Interests and to enter into this Agreement and not on the advice of Seller or its legal, tax or financial advisers. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). Buyer understands that no assurances or representations can be given that the actual results of the operations of the Business will conform to the projected results for any period. Without limiting Section 3.6(g) (provided, that, for the avoidance of doubt, Section 3.6(g) only addresses the manner in which the projections described therein were prepared and not such projections themselves), Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of the Company, or the Business, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives.

(c) Buyer and its directors, officers, employees, stockholders, partners, members or Representatives acknowledge and agree that neither Seller nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in ARTICLE III and ARTICLE IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Business or the Company.

Section 5.10 No Foreign Person. Buyer is not a “foreign person” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 5.11 Anti-Money Laundering Compliance and Sanctions.

(a) No part of the funds used by Buyer to pay the Purchase Price has been or will be directly or indirectly derived from, or related to, any activity that contravenes any applicable Laws, including anti-money laundering Laws. No other payment by Buyer to Seller hereunder shall directly cause Seller to be in violation of any applicable Laws that relate to the prohibition of money laundering and/or the financing of terrorism or other crimes.

(b) Neither Buyer nor any of its Affiliates (i) has engaged in any activity or conduct which violates any Sanctions Laws, (ii) is a Sanctioned Person, or (iii) is engaging in or has engaged in any dealing or transaction, or is a party to any Contract, involving any Sanctioned Person or Sanctioned Country, in each case, where such dealing, transaction or Contract would violate any applicable Sanctions Laws. Buyer and its Affiliates have instituted and maintain policies and procedures designed to prevent violations of Sanctions Laws.

Section 5.12 Brokers’ Fees. Except for Rothschild & Co. (the fees and expenses of which will be paid by Buyer), none of Buyer or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller, the Company or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer or its Affiliates is or will be a party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE VI.

COVENANTS

Section 6.1 Conduct of the Company

(a) From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with ARTICLE X (the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, (ii) as required by applicable Law or Permits, (iii) the announcement and consummation of the transactions contemplated hereby, and (iv) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause each of its Subsidiaries to, (a) use its commercially reasonable efforts to preserve the Business and its relationships with the Company Employees and customers, suppliers, licensors and others having material dealings with the Business and (b) conduct the Business in the ordinary course of business in all material respects.

(b) Without limiting the generality of the foregoing, during the Interim Period, except (i) as otherwise contemplated by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, (ii) as required by applicable Law or Permits or (iii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Subsidiaries (other than the Company) not to, in each case, solely with respect to the Business, and shall cause the Company not to:

(i) amend the Governing Documents of the Company;

(ii) (A) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Interests of the Company, (B) issue any Rights to subscribe for or acquire any Interests of the Company, (C) repurchase or otherwise acquire any Interests of the Company, (D) make any non-cash distribution in respect of any Interests of the Company, other than with respect to any Excluded Assets, or (E) form any Subsidiary of the Company;

(iii) except as required by GAAP, change any accounting methods, principles or practices;

(iv) (A) make, change or revoke any material Tax election (it being understood that any “check the box” election with respect to the Company under Treasury Regulation Section 301.7701-3 shall constitute a material Tax election), (B) adopt or change any accounting period or material accounting method for Tax purposes, (C) file any amended Tax Return, (D) settle or compromise any Tax claim or assessment, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (F) enter into, cancel or modify any agreement with a Governmental Authority in respect of Taxes, or (G) surrender any right to claim a refund of material Taxes;

(v) sell, transfer, license or otherwise dispose of Business Assets with a fair market value in excess of $500,000 to any Person or encumber any such assets, other than sales of inventory in the ordinary course of business;

(vi) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets or equity securities of, any corporation, partnership, association, joint venture or other business organization or division thereof with an aggregate purchase price in excess of $500,000;

(vii) except in the ordinary course of business, (x) create, incur or assume any Indebtedness, (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any material obligations of any Person or (z) make any loans, advances or capital contributions to or investments in any Person;

(viii) fail to maintain the Material Permits or Product Registrations for the Products;

(ix) cancel any material third party Indebtedness owed to the Company;

(x) enter into or materially amend or waive any material provision of any material Affiliate Contract other than in the ordinary course of business;

(xi) except in the ordinary course of business (including for renewals or extensions of any existing Material Contract), amend, modify or terminate any Material Contract in a manner that is materially adverse to the Company or waive any material right under any Material Contract or enter into any Contract that would have constituted a Material Contract if entered into prior to the date of this Agreement;

(xii) (A) engage in any activity of the type sometimes referred to as “trade loading” or “channel stuffing” or (B) other than any activity conducted in the ordinary course of business and consistent with past practice of the Business, engage in any other activity that reasonably could be expected to result in a temporary decrease in the demand for the Products after the Closing;

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution or other reorganization of the Company;

(xiv) settle any pending or threatened Action for amounts in excess of $500,000 individually or $1,000,000 in the aggregate (in each case, net of insurance recoveries), other than settlements that only involve the payment of money damages that will be paid prior to the Closing;

(xv) except as required by applicable Law or any Benefit Plan, enter into any collective bargaining agreement;

(xvi) except as required by the terms of any Benefit Plan, (A) establish, adopt, enter into, amend or terminate any Benefit Plan, (B) increase the compensation or the benefits provided to any Company Employee, other than in the ordinary course of business, (C) grant any severance, retention, change in control or termination payments or benefits (or provide for any increase thereof) to, or pay, loan or advance any amount to, any Company Employee, (D) grant any equity or equity-based awards to any Company Employee, or (E) take any action to accelerate the vesting, lapsing of restrictions or timing of payment, or fund or in any other way secure the payment in respect of any award, compensation or benefit provided pursuant to any Benefit Plan;

(xvii) (A) terminate any Company Employee without cause, or (B) hire any replacement for any Company Employee who is terminated or resigns prior to the Closing;

(xviii) (A) cause the Company to engage in any business other than the Business, (B) sell, contribute or otherwise transfer to the Company any Excluded Assets, or (C) cause the Company to assume any Excluded Liabilities; or

(xix) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the business of the Company prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Company and of its business and operations as is consistent with the terms and conditions of this Agreement and its Governing Documents. Notwithstanding any of the foregoing or anything in this Agreement to the contrary, nothing herein will prevent the Company from (i) taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to any Outbreak Event, and no such action or inaction will be deemed to violate or breach this Agreement in any way, be deemed to constitute an action taken outside the ordinary course of business or serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, (ii) renewing the Company’s insurance policies, or (iii) paying or making any dividends or distributions of any Excluded Assets or any return of capital to the Seller or any of its Affiliates prior to the Adjustment Time.

Section 6.2 Access to Information; Confidentiality.

(a) During the Interim Period, Buyer may conduct such review of the Company and the Business as Buyer deems reasonably necessary or advisable, in each case, for the purpose of preparing for the ownership and operation of the Business following the Closing. Seller shall, and shall cause its Subsidiaries to permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the properties, books and records of Seller and its Subsidiaries during normal business hours to review information and documentation relative to the properties, books, Contracts and other records of the Company and of Seller and its Subsidiaries (subject to Section 6.2(b)(iii), solely related to the Business and within Seller’s or its Subsidiaries’ control) and access to employees of Seller and its Subsidiaries providing services to the Business, in each case, for the purpose of preparing for the ownership and operation of the Business following the Closing; provided, that such investigation shall be conducted in accordance with all applicable competition Laws, only be upon reasonable advance notice and shall not disrupt personnel and operations of Seller and its Subsidiaries and shall be at Buyer’s sole cost and expense; provided, further, that none of Buyer, its Affiliates or their respective Representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any property of Seller or its Subsidiaries without the prior written consent of Seller (it being understood and agreed that Seller may have no such authority, whether contractual or otherwise, to consent to such undertakings with respect to such property) and without ongoing consultation with Seller with respect to any such activity. All requests for access to the offices, properties, books and records of the Company or Seller or its Subsidiaries (solely related to the Business) shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with Seller or its Subsidiaries or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller (other than the required filings specified in Section 3.5); provided that the foregoing shall not restrict Buyer, its Affiliates or their Representatives from contacting any such Persons in the ordinary course of business for purposes unrelated to the transactions contemplated hereby. Any access to the offices, personnel, properties, books and records of Seller and its Subsidiaries shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and their respective Representatives, as applicable, shall give Seller notice of at least ten (10) Business Days prior to conducting any inspections or communicating with any third party relating to any property of Seller or the Company, and a Representative of Seller shall have the right to be present when Buyer, its Affiliates or their respective Representatives conducts its or their investigations on such property; (ii) Buyer, its Affiliates, and their respective Representatives, as applicable, shall only be entitled to access the offices and properties of Seller and the Company up to four (4) times during the Interim Period (unless otherwise agreed to by the Seller); (iii) none of Buyer, its Affiliates or their respective Representatives shall damage the property of Seller and or its Subsidiaries or any portion thereof; and (iv) Buyer, its Affiliates, and their respective Representatives, as applicable shall (A) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner; (B) comply with all safety, health and security rules applicable to the premises being visited; and (C) indemnify, defend and hold harmless Seller, the Company their respective Affiliates, and each of their respective Representatives from and against all Damages resulting from or relating to the activities of Buyer, its Affiliates and their respective Representatives under this paragraph. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, nothing in this Section 6.2 will require Seller, its Affiliates or any of their respective Representatives to provide to Buyer, its Affiliates or any of their respective Representatives information that Seller deems to be competitively sensitive with respect to its oncology business.

(b) Without limiting the generality of Section 6.2(a), but subject to the limitations set forth therein, promptly after the date hereof, Seller shall, or shall cause its applicable Subsidiaries to, (i) introduce Buyer’s designated Representatives to Bioeq, (ii) provide to Buyer such information and documents related to Bioeq, the Product and the Bioeq-Developed PFS Product, in each case as Buyer may reasonably request, to the extent such information or documents are within Seller’s or its Subsidiaries’ possession or control and to the extent permissible pursuant to the applicable agreements between Seller and Bioeq, and (iii) use commercially reasonable efforts to cause Bioeq to provide any information or documents related to Bioeq, the Product, or the Bioeq-Developed PFS Product, in each case as Buyer may reasonably request, to the extent such information or documents are within Bioeq’s or its Affiliates’ possession or control.

(c) Buyer, its Affiliates and their respective Representatives shall hold in confidence all Confidential Information (as defined in the Confidentiality Agreement) obtained from Seller, the Company or their respective Affiliates, or Representatives, whether or not relating to the Business, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms. The Confidentiality Agreement shall terminate as of the Closing with respect to Confidential Information to the extent related to the Business.

(d) Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither the Company nor any of its Affiliates (including Seller) shall be required to disclose to Buyer or any of its Representatives (i) any information (A) if doing so would violate any Contract or Law to which the Company or any of its Affiliates is a party, which would otherwise expose Seller or its Affiliates to a material risk of Liability or which would result in the loss of the ability to successfully assert the attorney-client and work product privileges, (B) other than as required under applicable Law, if the Company or any of its Affiliates, on the one hand, and any of Buyer or any of its Affiliates, on the other hand, are adverse parties in an Action and such information is reasonably pertinent thereto, or (C) if the Company or any of its Affiliates reasonably determines on advice of counsel that such information should not be so disclosed under applicable Antitrust Law due to its commercially sensitive nature, (ii) any information relating to Taxes or Tax Returns other than information relating to the Company, (iii) any information contained in, or relating to or addressing matters contained in, any personnel file, human resources file or other employment-related file or information or (iv) except as may be otherwise required pursuant to this Agreement, any information in relation to Seller’s valuation of the Company Interests, or any other sale process involving the Company or the Business with respect to which the Seller or any of its Affiliates is under confidentiality and non-use obligations.

Section 6.3 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in ARTICLE VII to be fully satisfied.

(b) Buyer shall not, and shall cause its Affiliates not to, enter into any agreement to or complete the acquisition of any business entity or assets primarily involving a business in the United States of a similar nature to that of the Business, if such acquisition would reasonably be expected to adversely affect, materially delay or materially impair or prohibit the ability of the Parties to receive the expiration of the applicable waiting period under the HSR Act in connection with the transactions contemplated by this Agreement.

(c) Buyer acknowledges that its obligation to use its “commercially reasonable efforts,” and to cause its Affiliates and Representatives to use their respective “commercially reasonable efforts” for purposes of this Section 6.3 shall include compliance with the express terms of Section 6.4, regardless of whether such terms provide for a standard of performance equivalent to or other than a “commercially reasonable efforts” standard.

Section 6.4 Regulatory Approvals and Consents.

(a) Each Party shall, and shall cause its respective Affiliates to, prepare, as soon as is practical following the date of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act or any other federal, state or local Laws prior to the Closing Date. Each Party shall, and shall cause its respective Affiliates to, submit the required filings as soon as practicable, but, with respect to filings under the HSR Act, in no event later than ten (10) Business Days after the date of this

Agreement. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment of any such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. The Parties shall consult with one another and shall agree in good faith upon the timing of such filings.

(b) Subject to applicable confidentiality restrictions or restrictions required by Law, Buyer and Seller will notify the other promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.4 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.4, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the other Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include Representatives of both Buyer and Seller. Subject to applicable Law, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party.

(c) The Parties shall, and shall cause their respective Affiliates to, cooperate with one another and use their respective reasonable best efforts to (i) obtain, prior to the Closing Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, Governmental Authorities that are necessary for consummation of the transactions contemplated by this Agreement, (ii) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (iii) defend all Actions challenging this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby and (iv) resolve any objections asserted with respect to the transactions contemplated by this Agreement and the other Transaction Documents raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, permanent or preliminary injunction, restraining order or other order of the type referred to in Section 7.1(a) or Section 7.1(b). For the purposes of this Section 6.4, and notwithstanding anything to the contrary in this Section, “reasonable best efforts” shall include, without limitation, (i) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, entity or Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; and (ii) undertaking commitments or proposing to undertake commitments, if such commitments are reasonably necessary for the consummation of this Agreement, that impose or would impose limitations on the joint or combined sale of Buyer and Seller products, provided that any such limitations would be immaterial as against the benefits of this Agreement. Buyer shall not, and shall not allow any of its Affiliates to, take any action that would reasonably be expected to prevent, materially delay, impede or condition the receipt of any required approval from any Governmental Authority.

(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violating any Antitrust Law or if a filing pursuant to this Section 6.4 is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the Parties shall, and shall cause its Affiliates to, use reasonable best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions so as to permit consummation of such transactions as soon as practicable and in any event prior to the Termination Date. In the event that any investigation or administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement or any Transaction Document, each of Buyer and Seller shall cooperate with each other and use its reasonable best efforts to respond to and contest and resist any such Action and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Neither Party shall consent to any voluntary extension of any statutory deadline or withdraw or any other filing made pursuant to any Antitrust Law with respect to this Agreement or any other transaction contemplated by this Agreement unless the other Party has given its prior written consent to such extension, withdrawal or delay. During the period from this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing, or except as otherwise required by this Agreement, Seller and Buyer shall not take, and shall cause their respective Affiliates not to take, any action inconsistent with their obligations under this Agreement or, without prejudice to Seller’s or Buyer’s rights under this Agreement, that would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(f) Notwithstanding anything to the contrary in this Agreement, in no event will Buyer or any of its Affiliates be required to undertake or enter into any agreement, consent decree requiring Buyer or any of its Affiliates to divest, lease, license, transfer, sell, dispose of, or grant any license rights to the business, assets, properties, operations or prospects of Buyer or any of its Affiliates (a “Divestiture Remedy”). Neither Seller nor any of its Affiliates shall, without Buyer’s written consent, in Buyer’s sole discretion, discuss or commit to any Divestiture Remedy in any way.

(g) Whether or not the transactions contemplated by this Agreement are consummated, Buyer shall be responsible for all filing fees to any Governmental Authority in order to obtain any Consent, clearance, expiration or termination of a waiting period, authorization, order or approval pursuant to this Section 6.4. For the avoidance of doubt, Buyer shall not be responsible for legal fees or expenses incurred by Seller or its Affiliates in conjunction with obtaining any Consent, clearance, expiration or termination of waiting period, authorize or approval from a Governmental Authority pursuant to this Section 6.4.

(h) Seller shall use reasonable best efforts to obtain the Consents set forth on Section 6.4(h) of the Seller Disclosure Schedule and Buyer shall, and shall cause its Affiliates to, promptly provide such assistance as reasonably requested by Seller in connection with the foregoing. Notwithstanding the foregoing, in no event shall Seller or the Company be required to commence, defend or participate in any Action, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any third party in connection with obtaining any such Consents. For the avoidance of doubt, failure to obtain such Consents shall not be deemed to be a breach of any covenant under this Agreement.

Section 6.5 Post-Closing Access; Preservation of Records.

(a) From and after the Closing, Buyer and its Affiliates shall make, or cause to be made, available to Seller all books, records, and other documents (excluding Tax Returns, schedules, workpapers and other records or documents relating to Taxes) of the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable advanced notice as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to equityholders and Governmental Authorities or (iii) such other purposes for which access to such documents is determined by Seller to be reasonably necessary for any legitimate business purpose, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, or the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Buyer, its Affiliates or the Company and the reasonable out-of-pocket expenses of Buyer, its Affiliates and the Company incurred in connection therewith shall be paid by Seller. Buyer shall cause the Company to maintain and preserve all such books, records and other documents for the greater of (A) the period required by Buyer’s document retention policy and (B) any applicable statutory or regulatory retention period, in each case as in effect from time to time.

(b) From and after the Closing, Seller shall make or cause to be made available to Buyer all books, records and documents (excluding Tax Returns, schedules, workpapers and other records or documents relating to Taxes) of Seller and its Affiliates to the extent relating to the Business or the Business Assets, including any such books, records or documents that are not exclusively related to the Business or the Business Assets (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable advance notice for any legitimate business purpose, including the same purposes, to the extent applicable, as set forth in Section 6.5(a); provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Seller and the reasonable out-of-pocket expenses of Seller incurred in connection therewith shall be paid by Buyer. Buyer and its Affiliates shall have the right to make copies of and use any such books, records or documents in connection with any purpose for which access is permitted by this Section 6.5(b). Seller shall, and shall cause its Affiliates to, maintain and preserve all such books, records and other documents for the greater of (i) the period required by Seller’s document retention policy and (ii) any applicable statutory or regulatory retention period, in each case as in effect from time to time.

Section 6.6 Taxes.

(a) Transfer Taxes. Notwithstanding anything herein to the contrary, any and all Transfer Taxes shall be borne 50% by Buyer and 50% by Seller. Buyer and Seller shall promptly reimburse one another so that Transfer Taxes are borne in the manner required by this Section 6.6(a).

(b) Tax Cooperation.

(i) Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information relating to the Company as either of them may reasonably request in (A) filing any Tax Return, (B) determining a Liability for Taxes or a right to refund of Taxes, or (C) conducting any Action relating to Taxes. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns of the Company, together with all relevant portions of relevant accompanying schedules and relevant work papers. Notwithstanding anything to the contrary in this Agreement, neither Party shall be obligated to provide to the other Party any Tax Return (or accompanying schedules or work papers) or books and records relating to an affiliated, combined, consolidated, unitary or similar group which includes Buyer, Seller or any of their Affiliates (other than the Company).

(ii) Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Company for its Tax periods ending on or prior to the Closing Date until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.

(iii) The Parties shall cooperate to cause the Revocation to be effective and to obtain written confirmation from the IRS that the Revocation has been accepted such that the Company was, as of the Closing Date and at all times from inception through the Closing Date, a disregarded entity for U.S. federal income Tax purposes. In the event that six (6) months has elapsed since the Closing Date and Buyer determines in its sole discretion that there is a material risk that the Revocation will not be accepted or effective, (A) Buyer shall notify Seller of its determination, (B) Buyer and Seller shall timely make, or shall cause to be timely made, a joint election under Section 338(h)(10) of the Code (and any analogous election with respect to U.S. state and local Taxes) with respect to the transactions contemplated hereunder (the “Section 338(h)(10) Election”), which Section 338(h)(10) Election shall be filed on a protective basis if the Parties have not received written notice from the IRS that the Revocation has been rejected as of the time the Section 338(h)(10) Election is made or as otherwise mutually agreed by the Parties, and (C) Buyer and Seller shall cooperate in connection with the preparation, execution, and timely filing of IRS Form 8023 and any other forms as are required to give effect to the Section 338(h)(10) Election.

(c) Tax Returns.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns required to be filed by the Company for Tax periods ending on or before the Closing Date whether due prior to or after the Closing Date (taking into account applicable extensions) and all non-income Tax Returns required to be filed by the Company for Tax periods ending on or before the Closing Date that are due prior to the Closing Date (taking into account applicable extensions) (collectively, “Seller Tax Returns”). Such Seller Tax Returns shall be prepared in a manner consistent with the past practices of the Company (to the extent such past practices exist), unless otherwise required by applicable Laws. Seller shall deliver to Buyer for its review and comment, at least twenty (20) days prior to the due date for the filing of such Seller Tax Return (taking into account any applicable extensions), or as soon as reasonably practicable in the case of a Seller Tax Return that is not an income Tax Return, a draft copy of such Seller Tax Return, together with any additional information relating to the Company that Buyer may reasonably request. Buyer shall have the right to review such Seller Tax Return and any such additional information prior to the filing of such Seller Tax Return, and Seller shall consider in good faith any comments submitted by Buyer at least ten (10) days prior to the due date of such Seller Tax Return (taking into account any applicable extensions). In the case of any Seller Tax Return that is due after the Closing Date, Seller and Buyer shall cooperate to timely file, or cause to be timely filed, such Seller Tax Returns. In the case of any Seller Tax Return that is due before the Closing Date, Seller shall, prior to the Closing Date, cause the Company to timely pay or cause to be timely paid any Taxes shown as due thereon.

(ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Company for Straddle Periods and all non-income Tax Returns required to be filed by the Company for Tax periods ending on or before the Closing Date that are due after the Closing Date (taking into account any applicable extensions) (collectively, “Buyer Tax Returns”). Such Buyer Tax Returns shall be prepared in a manner consistent with the past practices of the Company (to the extent such past practices exist), unless otherwise required by applicable Laws. Buyer shall deliver to Seller for its review and comment, at least twenty (20) days prior to the due date for the filing of such Buyer Tax Return (taking into account any applicable extensions), or as soon as reasonably practicable in the case of a Buyer Tax Return that is not an income Tax Return, a draft copy of such Buyer Tax Return, together with any additional information relating to the Company that Seller may reasonably request. Seller shall have the right to review such Buyer Tax Return and any such additional information prior to the filing of such Buyer Tax Return, and, (A) to the extent relating to Pre-Closing Taxes that are income Taxes, such Buyer Tax Return shall be subject to Seller’s approval, not to be unreasonably withheld, conditioned or delayed, whereas (B) to the extent relating to Pre-Closing Taxes that are non-income Taxes, Buyer shall consider in good faith any comments submitted by Seller reasonably in advance of the due date of such Buyer Tax Return (taking into account any applicable extensions) except for Buyer Tax Returns reflecting Indemnified Taxes, which shall be subject to Seller’s approval, not to be unreasonably withheld, conditioned or delayed.

(d) Tax Audits.

(i) Seller shall (at Seller’s expense) have the right to represent the interests of the Company in any Tax audit or other Tax Action that is reasonably expected to result in Indemnified Taxes and which does not relate to a Straddle Period of the Company (a “Pre-Closing Tax Contest”) and to employ counsel of its choice at its own expense in connection with such Pre-Closing Tax Contest; provided that (A) Seller will keep Buyer reasonably informed concerning the progress of such Pre-Closing Tax Contest, (B) Seller will provide Buyer copies of all material correspondence and other documents relevant to such Pre-Closing Tax Contest, and (C) Seller will not settle such Pre-Closing Tax Contest without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

(ii) Notwithstanding the foregoing, any Tax audit or other Tax Action relating to an affiliated, combined, consolidated, unitary or similar group of which any of Seller and its Affiliates (other than the Company) is a member that could result in Indemnified Taxes shall not be considered a Pre-Closing Tax Contest or a Straddle Tax Contest and shall be controlled by Seller in its sole discretion.

(e) Tax Apportionment. For purposes of this Agreement, in the case of any Straddle Period, (i) real, personal and intangible ad valorem property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such Straddle Period ended as of the end of the Closing Date, except that any exemptions, allowances or deductions with respect to such Taxes that are calculated on an annual basis (including depreciation and amortization deductions), shall be allocated on a per diem basis.

(f) Purchase Price Allocation. No later than sixty (60) days after the Final Settlement Date, Seller shall prepare and deliver to Buyer a proposed allocation which sets forth the amount of Purchase Price (and any other items that are treated as consideration for applicable Tax purposes) allocable among the assets of the Company that are deemed to be transferred at Closing for U.S. federal income tax purposes. Such allocation shall be prepared in a manner consistent with Section 1060 of the Code. During the thirty (30) day period after Buyer receives such proposed allocation, Buyer and Seller shall discuss such proposed allocation in good faith in an effort to agree upon such allocation, provided, however, that neither Buyer nor Seller shall be obligated to agree upon any such allocation or to be bound by any such allocation for any purpose.

(g) Certain Post-Closing Actions. After the Closing, Buyer and its Affiliates shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), (i) amend or re-file any previously filed income Tax Returns filed by the Company with respect to any Pre-Closing Tax Period; (ii) initiate any voluntary disclosure program or similar proceedings with respect to Pre-Closing Taxes; or (iii) file any election with respect to the Company which is effective retroactively prior to the Closing (except as otherwise contemplated by Section 6.6(b)(iii)).

Section 6.7 Insurance.

(a) Buyer acknowledges and agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions of current or former directors, managers and officers of the Company occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, as provided in the Company’s Governing Documents, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect. For a period of six (6) years following the Closing, Buyer shall maintain in effect any and all such exculpation, indemnification and advancement of expenses provisions in effect immediately prior to the Closing and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were directors, managers or officers of the Company; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after Closing, Buyer or an Affiliate thereof shall maintain (at its sole cost and expense, including all premiums and deductibles) a six (6) year “tail” policy with respect to the directors’ and officers’ and company liability insurance policy or policies provided for directors, managers and officers of the Company as of the date hereof on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7(b) shall be continued in respect of such claim until the final disposition thereof.

(c) In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Company, as applicable, shall assume the obligations set forth in this Section 6.7.

Section 6.8 Employee Relations and Benefits.

(a) For a period of not less than twelve (12) months following the Closing Date, Buyer shall, or shall cause the Company or another Affiliate to, provide each Company Employee who continues in the employ of Buyer, the Company or any of their respective Affiliates following the Closing Date (each, a “Continuing Employee”) with: (i) an annual base salary or an hourly wage rate, as applicable, and annual cash incentive target opportunity that is no less than the annual base salary or an hourly wage rate, as applicable, and annual cash incentive target opportunity, respectively, provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits (excluding any change of control or equity-or transaction-based benefits) that are substantially comparable in the aggregate to the better of those benefits provided to such Continuing Employee immediately prior to the Closing Date and those benefits that Buyer or its Affiliates provide to their similarly-situated employees during such period, except as otherwise contemplated by the Transition Services Agreement.

(b) From and after the Closing, Buyer (i) shall give or cause to be given to each Continuing Employee full credit for all purposes, including for purposes of eligibility to participate, level of benefits and vesting under any employee benefit plans maintained by Buyer or any of its Affiliates for which the Continuing Employee is eligible to participate (“Buyer Plans”) for such Continuing Employee’s service with the Company, and with any predecessor employer, to the same extent recognized by the Company under any similar Benefit Plan prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service, provided, that credit for such prior service shall not be provided for benefit accrual purposes under the Buyer Plans other than for vacation/paid time off accruals and severance benefits, as applicable, provided, further, that service of a Continuing Employee prior to the Closing shall not be recognized for the purpose of any entitlement to participate in, or benefit accruals with respect to, any equity-based or long-term incentive compensation, retiree medical programs or other retiree welfare benefit programs or any defined benefit plan maintained by Buyer or its Affiliates in which any Continuing Employee may participate after the Closing, and (ii) shall credit to each Continuing Employee under the applicable vacation or paid time off program of Buyer or its Affiliates for all unused vacation or other paid time off days of such Continuing Employee that accrued as of the Closing Date.

(c) With respect to each Buyer Plan, subject to applicable Law, Buyer shall use commercially reasonable efforts to (i) waive or cause to be waived for each Continuing Employee and each Continuing Employee’s dependents, any waiting period provision, pre-existing condition limitation or actively-at-work requirement with respect to participation and coverage requirements under the welfare plans of Buyer or any of its Affiliates in which such Continuing Employee may be eligible to participate after the Closing to the extent such waiting period, pre-existing condition limitation or actively-at-work requirement would not have been applicable (or was previously satisfied by) to such Continuing Employee under the terms of the comparable Benefit Plan immediately prior to the Closing, and (ii) solely with respect to any medical plan, give or cause to be given full credit under the Buyer Plans applicable to each Continuing Employee and each Continuing Employee’s dependents for all co-payments, deductibles, and out-of-pocket expenses under any Benefit Plan paid prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer.

(d) The Parties acknowledge and agree that all provisions contained in this Section 6.8 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 6.8 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an adoption, amendment to, or termination of any Benefit Plan or any Buyer Plan, (ii) limit the ability of the Company or Buyer or its Affiliates to adopt, amend, or terminate any Benefit Plan, Buyer Plan or any other particular employee benefit plan, program, policy, Contract or arrangement, as applicable, or (iii) confer on any Company Employee, Service Provider or Continuing Employee, or any dependent or beneficiary thereof, or any other Person (other than the Parties) any rights or remedies (including any right to continued employment or other service relationship for any period or any third-party beneficiary rights).

(e) The Company shall terminate participation in, effective as of immediately prior to the Closing, any Benefit Plan that constitutes a 401(k) plan or a group health plan, if requested by Buyer in writing at least five Business Days prior to the Closing. If any such termination requires approval of Seller, in its capacity as the sole member of the Company, so as to effect such termination, the Company shall deliver to Buyer, prior to the Closing Date, evidence that Seller, in its capacity as sole member of the Company, has validly adopted resolutions to terminate participation in, and make any necessary amendments to, such Benefit Plan pursuant to this Section 6.8(e) (the form and substance of which resolutions and any necessary amendments shall be subject to advance review and approval of Buyer (not to be unreasonably withheld, conditioned or delayed)).

(f) [***].

Section 6.9 Sale or Disposal of Company Interests. Buyer shall not, and shall cause its Affiliates not to, sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act, or any other applicable securities Laws.

Section 6.10 Reorganization.

(a) Transfer of Business Assets. Prior to the Closing, Seller shall, and shall cause its Subsidiaries to, transfer all right, title and interest of Seller or its Subsidiaries (other than the Company) in the Business Assets to the Company (such transfers, collectively, the “Reorganization”). As used herein, “Business Assets” means the right, title and interest of Seller and its Subsidiaries (other than the Company) in and to the following assets, rights and properties, other than the Excluded Assets:

(i) all (A) Exclusive Contracts, including those listed in Section 6.10(a)(i) of the Seller Disclosure Schedule, and (B) subject to Section 6.10(c), (1) Shared Contracts necessary for the operation of the Business, including those listed in Section 6.10(a)(i) of the Seller Disclosure Schedule, or (2) otherwise listed in Section 6.10(a)(i) of the Seller Disclosure Schedule (such Shared Contracts, the “Business Shared Contracts”);

(ii) (A) all Owned Intellectual Property, including that listed in Section 6.10(a)(ii) of the Seller Disclosure Schedule, and (B) [***];

(iii) all finished goods of, and pre-paid deposits related to, the Products (the “Business Inventory”);

(iv) all Product Registrations for the Product;

(v) all advertising, marketing, training or promotional materials exclusively used in or exclusively related to the Business;

(vi) any books, records and documents exclusively related to the Business or the Business Assets;

(vii) any prepaid expenses to the extent related to the Business, including prepayments in respect of Products to be delivered to the Company after the Closing; and

(viii) all rights, claims, demands, causes of action, rights of recovery, rights of set-off, rights of recoupment, and credits to the extent relating to or arising from any other Business Asset after the Closing.

(b) Excluded Assets. Notwithstanding anything to the contrary in Section 6.10(a), the Company shall not acquire (via the Reorganization or otherwise) any properties, rights or assets that are not Business Assets, and the Business Assets shall expressly exclude the following properties, rights and assets of Seller and its Subsidiaries (other than the Company) (collectively, the “Excluded Assets”):

(i) any Cash;

(ii) any trade accounts and notes receivable to the extent arising out of the sale of the Product;

(iii) any Indebtedness owned by any third party to Seller or its Subsidiaries (other than the Company);

(iv) any rights or interests, or assets related to, the Benefit Plans;

(v) any Contract (A) with any distributor, group purchasing organization, Health Care Payor or any other customer, (B) relating to data aggregation services or services relating to the IT Systems, (C) that is a car lease, or (D) listed in Section 6.10(b)(v) of the Seller Disclosure Schedule;

(vi) any real property or interest in real property owned or leased by Seller or its Affiliates;

(vii) any insurance policies or rights or proceeds arising thereunder;

(viii) any tangible personal property, other than finished goods of the Product;

(ix) any Tax Returns or related Tax books and records; and

(x) any equity interests in any Person.

(c) Required Consents.

(i) Notwithstanding any other provision of this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to contribute, convey, assign, transfer or deliver to, or to have assumed by, the Company, any Business Asset if an attempted contribution, conveyance, assignment, transfer, delivery or assumption thereof, as applicable, could contravene, breach, or entitle a third party to cancel a Contract, constitute a violation of applicable Law, or otherwise be ineffective, void or voidable, in each case, unless the Consent of a third party (including any Governmental Authority) is obtained (a “Required Consent”) and such Required Consent has not been obtained prior to the Closing (any such Business Asset and related claim, right, or benefit are referred to herein as “Non-Assignable Assets”), unless and until (A) such Required Consent has been obtained; or (B) Buyer notifies Seller that such Business Asset should be transferred or assigned to the Company hereunder notwithstanding the absence of a requisite third party consent, in which event such Business Asset shall not be a Non-Assignable Asset for purposes of this Agreement and shall instead be transferred and assigned hereunder notwithstanding the absence of such third party consent (in which event, for the avoidance of doubt, none of Seller or any of its Affiliates shall have any liability to Buyer or any of its Affiliates (including, following the Closing, the Company) related to the fact such Business Asset is being transferred without such consent).

(ii) Seller shall use commercially reasonable efforts to obtain any Required Consents as promptly as practicable after the date of this Agreement, provided, however, that, if any counterparty to a Contract conditions its grant of a Required Consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request, the payment of a consent fee, “profit sharing” payment or other consideration, or the provision of additional security (including a guaranty), no Party shall be required to make such payments or provide such additional security. If any Required Consent has not been obtained prior to Closing, then the Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts following the Closing Date to enter into a mutually agreeable arrangement (including by way of amendment or addition of services to the Transition Services Agreement) under which, to the extent permitted by applicable Law, the Company shall obtain the benefits of the applicable Non-Assignable Asset and the burdens of the Liabilities (other than Excluded Liabilities) relating thereto, including by way of a subcontracting, sublicensing or subleasing arrangement.

(iii) Without limiting the generality of Section 6.1(c)(ii), with respect to any Business Shared Contract that is a Non-Assignable Asset, the Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts following the Closing Date to enter into a mutually agreeable arrangement under which, to the extent permitted by applicable Law, (A) the Company shall obtain the benefits of the applicable Business Shared Contract to the extent necessary for the operation of the Business and bear the Liabilities under such Business Shared Contract to the extent constituting Assumed Liabilities, and (B) Seller or its applicable Subsidiary (other than the Company) shall obtain the benefits of the applicable Business Shared Contract for all other purposes and bear the Liabilities under such Business Shared Contract to the extent constituting Excluded Liabilities.

(iv) Once any such Required Consent is obtained (including after the Closing), Seller shall, or shall cause its applicable Subsidiary to, promptly transfer the applicable Business Asset to the Company at no additional cost. The obligations of Seller under this Section 6.10(c)(ii) and (iii) shall terminate, with respect to each Business Asset, upon the earliest of (A) receipt of the applicable Required Consent, (B) with respect to any Contract, the expiration or termination of such Contract, and (C) the 12-month anniversary of the Closing Date.

Any costs and expenses arising out of or related to the obligations described in this Section 6.10(c), including, for the avoidance of doubt, in relation to seeking or obtaining any Required Consents before or after the Closing, or any special arrangements between Seller or any of its Affiliates and the Company after the Closing, shall be paid in full by, and be the sole obligation of, the Company.

(d) Know-How. Notwithstanding anything to the contrary in this Agreement, and without limiting Seller’s obligations under the Transition Services Agreement, neither Seller nor any of its Affiliates shall have any obligation under this Agreement to reduce any Know-How included in the Business Assets to writing.

(e) Company Employees. Seller shall have the right to update Section 3.16(a) of the Seller Disclosure Schedule to reflect any departures of employees listed thereon that are permitted by Section 6.1(a)(xvii)(A) or the hiring of any replacements for such departed employees as permitted by Section 6.1(a)(xvii)(B).

(f) Reorganization Documents. No later than ten (10) Business Days prior to the Closing, Seller shall provide to Buyer drafts of all bills of sale, assignment agreements, and other instruments of transfer as may be reasonably necessary or advisable to implement the Reorganization (the “Reorganization Documents”). Seller shall consider in good faith any reasonable comments provided by Buyer and, to the extent reasonably acceptable to Seller, incorporate such comments into the execution version of the Reorganization Documents within five (5) Business Days after receipt of such drafts.

(g) Assumed Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due the Liabilities arising out of or relating to the Company Interests and the Business Assets on or after the Closing, including the use, ownership, possession, operation, sale or lease of the Business Assets, in each case other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

(h) [***]

(i) Wrong Pockets. Following the Closing:

(i) if Seller or any of its Affiliates holds, owns or possesses any Business Asset or any asset of the type described in clauses (i)-(ix) of the definition of Business Assets, Seller shall, or shall cause its applicable Affiliate to, transfer such asset to the Company or its designated Subsidiary, at no additional cost to Buyer or its Affiliates;

(ii) if the Company or any of its Affiliates determines that any Excluded Asset was transferred to the Company in error, the Company shall, or shall cause its applicable Affiliate to, transfer such Excluded Asset to Seller or its designated Affiliates, at no cost to Seller or its Affiliates;

(iii) if Seller or any of its Affiliates receives any payments in respect of any Business Assets or assets of the type described in clauses (i)-(ix) of the definition of Business Assets, within thirty (30) days of receipt of such payment, Seller shall remit the full amount of such payment to the Company; and

(iv) if the Company or its Affiliates receives any payments in respect of any Excluded Assets, within thirty (30) days of receipt of such payment, the Company shall remit the full amount of such payment to Seller.

Section 6.11 Bulk Transfer Laws. Buyer acknowledges that Seller and its applicable Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws of any jurisdiction. Buyer hereby waives compliance by Seller and its applicable Affiliates with the provisions of any bulk sale or bulk transfer Laws or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and acknowledges that Liability for failure to comply with any such bulk sale or bulk transfer Laws may be imposed upon Buyer.

Section 6.12 Termination of Affiliate Contracts. Prior to the Closing, Seller shall use commercially reasonable efforts to (i) cause all Affiliate Contracts, other than those set forth on Section 6.12 of the Seller Disclosure Schedule, to be terminated effective as of the Closing without any further force or effect, and (ii) cause any Liabilities under any Intercompany Accounts between Seller and its Affiliates, on the one hand, and the Company, on the other hand, to be settled, canceled, forgiven or released.

Section 6.13 Use of Certain Names.

(a) As soon as practicable following the Closing, (i) but in no event later than fifteen (15) Business Days after the Closing, Buyer shall, and shall cause the Company to, file such documents and take, or cause to be taken, such necessary actions, to file with competent Governmental Authorities to change the legal entity name of the Company, and (ii) but in no event later than nine (9) months after the Closing (except as otherwise provided in the Transition Services Agreement), Buyer shall, and shall cause the Company to, cease and permanently discontinue any and all uses of the name “Coherus”, and any Trademark comprising or including any of the foregoing terms, and all logos associated therewith, as used by the Company in connection with the conduct of its business (the “Seller Marks”), and any words or expressions similar thereto or constituting an abbreviation or extension thereof or that would, in each case, raise a reasonable likelihood of confusion with the Seller Marks and remove or cover all Seller Marks from, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials or property in the Company’s possession or under the Company’s control bearing any of the Seller Marks (other than with respect to the retention of backups and archives in the ordinary course of business).

(b) Without limiting any of the obligations above, except as otherwise permitted by the Transition Services Agreement, in no event shall Buyer or any of its Affiliates use any of the Seller Marks after the Closing in any manner or for any purpose different from the use of such Seller Marks by Seller or its Affiliates solely in connection with the Business prior to the Closing, and neither Buyer nor any of its Affiliates shall affix any of the Seller Marks or words or expressions similar thereto or constituting an abbreviation or extension thereof or that would, in each case, raise a reasonable likelihood of confusion with the Seller Marks on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials or property that are created or produced after the Closing.

(c) Effective upon the Closing, Seller, on behalf of itself and its Affiliates, grants Buyer and its Affiliates a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free, fully paid-up right and license under the Seller Marks to the extent necessary to allow Buyer and its Affiliates to use the Seller Marks in accordance with this Section 6.13. Nothing in this Section 6.13(c) is intended to limit any rights granted to Buyer under the Transition Services Agreement.

Section 6.14 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years after the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, (i) participate or engage in any Competing Business, (ii) own or otherwise have an interest in, manage, operate or control any Person participating or engaged in a Competing Business, or (iii) enable, assist or license or grant any right that facilitates, any Person’s participation or engagement in any Competing Business; provided, however, that nothing herein shall (A) preclude Seller or its Affiliates from owning five percent (5%) or less of the outstanding stock or other securities of any Person, or (B) preclude Seller or its Affiliates from acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in any Competing Business and operating such Competing Business if such Competing Business generated less than fifteen percent (15%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person, in which case Seller or its applicable Affiliate shall use reasonable best efforts to divest itself of such rights in the Competing Business (either through an outright sale to a third party or through a license to a third party so long as Seller and its Affiliates retain only residual financial rights and do not exercise or have the ability to exercise any role or influence over the conduct of the Competing Business) within nine (9) months from the closing of acquisition and, during such nine (9) month period, the ownership of or other activities relating to such Competing Business shall not be in violation of this Section 6.14(a). This Section 6.14(a) shall not apply to any Person who becomes an Affiliate of Seller by virtue of the consummation of any transaction or series of related transactions following the Closing pursuant to which such Person (or group of Persons) acquires, directly or indirectly, beneficial ownership of more than 50% of the Interests of Seller (or, if Seller is not the surviving entity in such transaction or series of related transactions, the Interests of such surviving entity), whether such transaction(s) is effected by merger, consolidation, recapitalization, sale or transfer of the Seller’s Interests or other similar form of business combination; provided that, for a period of five (5) years after the Closing Date, Seller shall, and shall cause such acquiring third party and their respective Affiliates to, adopt and enforce commercially reasonable procedures, processes, policies and systems designed to (A) ensure that no personnel who were employees of Seller or its pre-acquisition Affiliates working on a day-to-day basis on activities relating to the Product (which, for purposes of this clause (A), does not include members of management) participate in any Competing Business, and (B) prevent the use or incorporation of any of the Intellectual Property included in the Business Assets or Confidential Information of Seller or its pre-acquisition Affiliates in connection with any Competing Business.

(b) For a period of one year after the Closing Date, Seller shall not, and shall cause its Affiliates not to, solicit for employment or services, hire or engage (whether as an employee, consultant, independent contractor or otherwise) any Continuing Employee; provided that Seller and its Affiliates shall not be precluded from (i) soliciting any such Continuing Employees whose employment with Buyer or its Affiliates ceased six (6) months prior to commencement of employment discussions between Seller or its Affiliates and such Continuing Employee, (ii) conducting generalized searches for employees through general advertisements, employment search firms, or other similar means which are not specifically targeted at Continuing Employees or (iii) hiring or engaging any Continuing Employee that responds to any solicitation described in clauses (i) or (ii).

(c) For a period of one year after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, solicit for employment or services, hire or engage (whether as an employee, consultant, independent contractor or otherwise) any employee of Seller or its Affiliates with whom Buyer or its Affiliates had contact in connection with their evaluation of the Business or the negotiation or consummation of the transactions contemplated by this Agreement; provided that Buyer and its Affiliates shall not be precluded from (i) soliciting any such individual whose employment with Seller or its Affiliates ceased six (6) months prior to commencement of employment discussions between Buyer or its Affiliates and such individual, (ii) conducting generalized searches for employees through general advertisements, employment search firms, or other similar means which are not specifically targeted at such individuals or (iii) hiring or engaging any such individual that responds to any solicitation described in clauses (i) or (ii).

Section 6.15 Transition Preparations.

(a) Promptly following the date hereof but within twenty-five (25) days, the Parties shall cooperate to prepare, and negotiate in good faith, and use reasonable best efforts to prepare final forms of (i) a comprehensive description of the Services (as defined in the form of Transition Services Agreement attached as Exhibit A) to be provided by Seller to Buyer and its Affiliates pursuant to the form Transition Services Agreement, including any and all exhibits, schedules and appendices therein, and (ii) a commercial transition agreement that will include and be consistent with the principles set forth in Schedule C. Without limiting the foregoing, prior to Closing, the Parties shall also cooperate in good faith to determine a mutually agreeable plan for access to the Platform following the Closing by Buyer and its Affiliates, the transition of employee laptops and mobile devices, and access by Company Employee’s to Seller’s and Affiliates’ facilities on an interim basis post-Closing. The term of the Transition Services Agreement shall expire and terminate no later than December 31, 2024, unless otherwise agreed by the Parties.

(b) No later than [***] from the date hereof, Buyer shall indicate whether it elects to treat all assets, rights and properties used in or related to [***] as Excluded Assets by delivering written notice of such election to Seller, provided, [***].

Section 6.16 GTN Calculations. Seller shall deliver to Buyer the Historical GTN Calculations for the quarter ended December 31, 2023 promptly following finalization of such calculations.

Section 6.17 [***].

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:

(a) No Adverse Order. There shall be no Law or Governmental Order that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

(b) Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(c) Release of Liens. Documents evidencing the release of all Liens on the Business Assets (other than Permitted Liens) and all Liens on the Company Interests (other than those imposed under applicable securities Laws) held to secure the Seller Credit Agreement, shall have been obtained.

Section 7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations), disregarding all qualifications contained herein relating to materiality or material adverse effect or other similar qualifications, shall be true and correct in each case on and as of the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated herein. The Buyer Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect.

(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.

(c) Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.2(a) and Section 7.2(b) as of the Closing Date.

Section 7.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Seller’s Representations and Warranties.

(i) The representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations and the representations and warranties contained in Section 3.8(a)), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect (other than with respect to Section 3.6), shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(ii) The representations and warranties contained in Section 3.8(a) shall be true and correct in all respects on and as of the Closing Date.

(iii) The Seller Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect.

(b) Covenants and Agreements of Seller. Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.

(c) Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 7.3(a) and Section 7.3(b) as of the Closing Date.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(e) Reorganization. The Reorganization shall have been completed in all material respects in accordance with Section 6.10.

Section 7.4 Satisfaction of Conditions. All conditions to the obligations of Seller and Buyer to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

Section 7.5 No Frustration of Closing Conditions. Neither Buyer nor Seller shall rely on the failure of any condition set forth in ARTICLE VII to be satisfied if such failure was primarily caused by the failure of Buyer or Seller, as the case may be, to perform any of its respective obligations under this Agreement.

ARTICLE VIII.

REMEDIES

Section 8.1 Remedies. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Buyer nor Seller would have entered into this Agreement. The Parties hereby further acknowledge and agree that prior to the Closing, Seller shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement by Buyer.

ARTICLE IX.

SURVIVAL; INDEMNIFICATION AND LIMITATIONS

Section 9.1 Survival. The representations and warranties of the Parties contained in this Agreement (other than the Seller Fundamental Representations and the Buyer Fundamental Representations) shall survive the Closing for a period of twelve (12) months after the Closing. The Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations (it being understood that, in the case of the Seller Tax Representations, the applicable statute of limitations shall be the statute of limitations on assessment of the applicable Taxes to which the applicable Seller Tax Representation relates). The covenants in this Agreement requiring performance prior to the Closing shall survive, solely for purposes of submitting a Claim Notice pursuant to this Article 9, until the twelve (12)-month anniversary of the Closing. The covenants in this Agreement requiring performance after the Closing shall survive in accordance with their terms. Claims for indemnification in respect of Indemnified Taxes shall survive the Closing until the expiration of the statute of limitations on assessment of the applicable Indemnified Taxes. All claims for indemnification for breach of any representation, warranty or covenant, or in respect of Indemnified Taxes, must be asserted prior to the expiration of the applicable survival period; provided, that if an Indemnified Party delivers a Claim Notice before expiration of the applicable survival period, then the applicable representation, warranty or covenant will survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.

Section 9.2 Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Company) (collectively, the “Buyer Indemnified Parties”) from and against, and will pay to the Buyer Indemnified Parties the monetary value of, any and all Damages incurred or suffered by the Buyer Indemnified Parties to the extent arising out of or resulting from (a) any breach of any representation or warranty in Article 3 or Article 4, (b) any breach of any covenant of Seller in this Agreement, (c) any Excluded Liabilities, (d) any Indemnified Taxes, and (e) [***].

Section 9.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the monetary value of, any and all Damages incurred or suffered by the Seller Indemnified Parties to the extent arising out of or resulting from (a) any breach of any representation or warranty in Article 5, (b) any breach of any covenant of Buyer in this Agreement, or (c) any Assumed Liability.

Section 9.4 Claim Procedure.

(a) A Party that seeks indemnification under this Article 9 (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of the applicable Damages, and (ii) a reasonably detailed explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party. No delay or deficiency with respect to any Claim Notice will relieve the Indemnifying Party of any Liability under this Agreement except to the extent the Indemnifying Party is actually and materially prejudiced thereby. The Indemnified Party and the Indemnifying Party shall, for not less than thirty (30) days following delivery of the Claim Notice, negotiate in good faith to resolve the claim, and the Indemnified Party shall not commence an Action with respect to such claim prior to the end of such period.

(b) Any indemnification payment pursuant to this Article 9 will be made within five (5) Business Days after the earlier of the date on which (i) the amount of such payment is determined by mutual agreement of the Parties, or (ii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined in accordance with Section 11.16.

Section 9.5 Third Party Claims.

(a) If the Indemnified Party seeks indemnification under this Article 9 in respect of a claim or demand by a Person other than a Buyer Indemnified Party or a Seller Indemnified Party (a “Third Party Claim”), then the Indemnified Party shall include in the Claim Notice (i) notice of the commencement or threat of any Action relating to such Third Party Claim, and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent then known to the Indemnified Party, and (iii) a copy of any documentation received from the third party.

(b) The Indemnifying Party may assume control of the defense of a Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense within thirty (30) days after receipt of the applicable Claim Notice; provided that the Indemnifying Party retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim, the Indemnified Party shall have the right to control the defense of such Third Party Claim. In such case, the Indemnifying Party shall pay to the Indemnified Party, promptly upon demand from time to time, all reasonable and documented attorneys’ fees and other reasonable and documented out-of-pocket costs and expenses of defending the Third Party Claim. Subject to Section 9.5(c), the Party not controlling the defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes on written advice of outside counsel that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the Indemnifying Party will pay all of the reasonable and documented costs and fees of such counsel. Subject to Section 9.5(c), the Party controlling the defense shall reasonably advise the noncontrolling Party of the status of the Third Party Claim and the defense thereof and consider in good faith recommendations made by the non-controlling Party. The non-controlling Party shall (i) furnish the controlling Party with such information as the non-controlling Party may have with respect to such Third Party Claim and related Actions and (ii) otherwise cooperate with and assist in the defense of such Third Party Claim. An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases in all material respects to actively and diligently conduct such defense.

(c) Notwithstanding anything to the contrary herein, in no event may the Indemnifying Party assume, maintain control of, or participate in the defense of any Third Party Claim (i) involving any criminal Action or Liability or any Action by any Governmental Authority, or (ii) seeking an injunction or equitable relief against the Indemnified Party the outcome of which could reasonably be expected to materially and adversely affect the ability of the Indemnified Party to conduct its or its Affiliates’ businesses.

(d) The controlling Party shall not agree to any compromise or settlement of, or the entry of any Governmental Order arising from, a Third Party Claim without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld or delayed, unless such settlement fully and irrevocably releases the Indemnified Party and its Affiliates and Representatives in connection with such Third Party Claim and provides relief consisting solely of money damages that will be borne solely by the Indemnifying Party.

(e) This Section 9.5 shall not apply to any indemnification claims pursuant to Section 9.2(a) related to a breach of the Seller Tax Representations or pursuant to Section 9.2(d), and all such claims shall be resolved in accordance with Section 6.6.

Section 9.6 Limitations on Liability.

(a) Neither Seller nor Buyer shall be liable under Section 9.2(a) or Section 9.3(a), respectively:

(i) in respect of any individual claims or series of claims having the same nature or origin, where the aggregate Damages relating to such claims or series of claims are less than $100,000, and such claims or series of claims with Damages relating thereto of less than such amount will not be aggregated or counted for purposes of Section 9.6(a)(ii);

(ii) unless and until the aggregate Damages for which it would be liable under this Agreement exceed $1,700,000, at which point Seller or Buyer, as applicable, are liable for all Damages arising out of or resulting from the applicable breach (not limited to Damages in excess of such amount); and

(iii) for Damages in excess of $17,000,000;

provided, however, that the limitations this Section 9.6(a) shall not apply to claims relating to a breach of the Seller Fundamental Representations, Seller Tax Representations, or the Buyer Fundamental Representations.

(b) Seller’s aggregate Liability under Section 9.2(e) shall not exceed $5,000,000. Seller’s aggregate Liability under Section 9.2(a), Section 9.2(b), Section 9.2(d) and Section 9.2(e) shall not exceed the Purchase Price. Buyer’s aggregate Liability under Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 9.3(d) shall not exceed the Purchase Price.

(c) Nothing in this Agreement shall limit the Liability of either Party for Fraud.

(d) Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Damages arising therefrom, each representation and warranty in this Agreement will be read without regard and without giving effect to the words or phrases “material”, “in all material respects”, “Material Adverse Effect”, or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(e) Neither Party shall have any Liability under this Agreement for punitive damages, except to the extent actually awarded and paid to a third party.

(f) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Damages.

(g) Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or any of the Transactions Documents related to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Damages suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance.

Section 9.7 Exclusive Remedy. From and after the Closing, except with respect to (a) any claims involving, arising out of or resulting from Fraud, (b) claims for specific performance, injunctive or other equitable relief, and (c) disputes under Section 2.4 and Section 6.6(f) (which shall be resolved in accordance with the dispute resolution mechanisms set forth therein), the sole and exclusive remedy of the Parties for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification provisions set forth in this Article 9.

Section 9.8 Other Acknowledgements. Without limiting the generality of the foregoing, the Parties hereby acknowledge that:

(a) the provisions of and the limitation of remedies provided in Section 8.1 and this Article 9 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(b) the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents; and

(c) the Parties hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

ARTICLE X.

TERMINATION

Section 10.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by the date that is three (3) months following the date of this Agreement (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided, that if any of the conditions set forth in Section 7.1 have not been satisfied or waived on or prior to the Termination Date, but all other conditions set forth in ARTICLE VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, if such conditions are capable of being satisfied if Closing were to occur on such date), then either Party, at its sole discretion, may extend the Termination Date for an additional period of thirty (30) days (however, for purposes of certainty, if a Party so extends the Termination Date, then it may not thereafter further extend the Termination Date) (and all references thereafter to the

“Termination Date” herein will be to the Termination Date as so extended); provided, further, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party if such failure of the Closing to occur by the Termination Date was primarily due to the breach or violation of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

(c) by either Seller or Buyer by giving written notice to the other Party if such other Party has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause any condition of such Party giving notice set forth in ARTICLE VII not to be satisfied and, except in the case of a breach of Buyer’s obligation to effect the Closing and pay the Purchase Price in accordance with the terms of ARTICLE II, such breach has not been cured within the earlier of (i) thirty (30) days after written notification thereof by the Party seeking termination hereunder and (ii) the Termination Date, but, in each case, only as long as such other Party continues to use its reasonable best efforts to cure such breach; provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(d) by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this subsection (d) shall not be available to any Party if such order, decree, ruling or other Action was caused by or resulted from the failure of such Party to perform any of its obligations hereunder; or

(e) by Seller if (i) all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) and (ii) the Buyer does not consummate the transactions contemplated hereby when the Closing should have occurred pursuant to Section 2.3.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of Buyer and Seller under, Section 6.2, Section 8.1, this ARTICLE X and ARTICLE XI of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any Liability for any Willful Breach of this Agreement prior to such termination; provided that any breach by Buyer of this Agreement that causes or results in the failure of the Closing to occur shall constitute a willful and material breach of this Agreement by Buyer. If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns and (b) Seller’s Counsel with respect to Section 11.14, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 11.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void, except that Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate of Buyer that are directly or indirectly wholly owned by Buyer without Seller’s prior written consent, provided that Buyer shall remain liable for its obligations under this Agreement following such assignment.

Section 11.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), so long as the sender of such email does not receive any automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Seller:             Coherus BioSciences, Inc.

333 Twin Dolphin Drive

Suite 600

Redwood City, CA 94065

Attn.: CEO

Email: [***]

with a copy to:        Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn.: Benjamin A. Potter;

            Josh Dubofsky

Email: Benjamin.Potter@lw.com;

            Josh.Dubofsky@lw.com

If to Buyer:             Sandoz Inc.

100 College Road West

Princeton, NJ 08540

Attn.:            President

with a copy to:        Sandoz Inc.

100 College Road West

Princeton, NJ 08540

Attn.:             General Counsel

Baker & McKenzie LLP

300 E. Randolph Street, Suite 5000

Chicago, Illinois 60601

Attn.:           Olivia Tyrrell

                     Michelle Carr

E-mail:         olivia.tyrrell@bakermckenzie.com

                      michelle.carr@bakermckenzie.com

Section 11.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument which makes reference to this Agreement and is executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 11.5 Exhibits and Schedules. All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof. All references herein to Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply. Certain information set forth in the Exhibits and Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.6 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 11.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.8 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

Section 11.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.

Section 11.10 Time is of the Essence. The Parties hereby agree that time is of the essence with respect to each Party’s performance of its obligations under this Agreement.

Section 11.11 Expenses.

(a) Buyer shall be obligated to pay any and all costs of any audit of any Company as may be required to enable Buyer to complete and file any filing by Buyer or an Affiliate of Buyer with any Governmental Authority or otherwise. Buyer shall be obligated to pay any and all costs of any filing fees and expenses with respect to any filings required under the HSR Act and any other Consents of any Governmental Authority pursuant to Section 6.4 in connection with this Agreement and the transactions contemplated hereby.

(b) Unless otherwise provided herein, including as provided in Section 2.2, Section 2.4(d), Section 6.6(a), and Section 6.7 each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants engaged by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.12 Press Releases and Announcements. Each Party will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the terms of this Agreement and will not, and will cause its Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Party, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law, by any Governmental Authority or by the rules of a national securities exchange, in which event such Party will (a) consult with the other Party regarding the timing and content of such press release or public announcement and (b) use commercially reasonable efforts to allow the other Party reasonable time to comment on such press release or public announcement in advance of its issuance.

Section 11.13 No Recourse Against Non-Party Affiliates. Other than pursuant to and to the extent provided in the Transaction Documents and the Confidentiality Agreement, except in cases of Fraud, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Other than pursuant to and to the extent provided in the Transaction Documents and the Confidentiality Agreement, except in cases of Fraud, no Person who is not a Contracting Party, including any past, present or future Representative, incorporator, stockholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Party Affiliates.

Section 11.14 Legal Representation.

(a) It is acknowledged by each of the Parties that the Company and Seller have retained Latham & Watkins LLP (“Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of Seller’s Counsel for conflict of interest or any other purposes as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Company), on the other hand, are adverse, arises after the Closing between Buyer or the Company, on the one hand, and Seller and its Affiliates, on the other hand, Seller’s Counsel may represent any or all of Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company, and even though Seller’s Counsel formerly may have represented the Company in any matter substantially related to such dispute.

(b) Seller and Buyer and their respective Affiliates, including following the Closing with respect to the Company, acknowledge and agree that, in connection with any future disputes, Actions or other matters, including any dispute between Buyer, the Company or any of its or their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (i) as to all communications among Seller’s Counsel, the Company, Seller or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company), and may be controlled by Seller or its Affiliates (other than the Company), and shall not pass to or be claimed by Buyer, the Company, or any of their respective Affiliates and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Seller’s Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Seller’s Counsel constitute property of the client, only Seller and its Affiliates shall hold such property rights and (B) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller’s Counsel and the Company or otherwise.

(c) If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company), shall be entitled to waive such privilege only with the consent of Seller.

(d) It is acknowledged by each of the Parties that Buyer has retained Baker & McKenzie LLP and Alston & Bird LLP (collectively, “Buyer’s Counsel”) to act as its counsel in connection with the transactions contemplated hereby and that Buyer’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of Buyer’s Counsel for conflict of interest or any other purposes as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Company), on the other hand, are adverse, arises after the Closing between Buyer and its Affiliates (including the Company), on the one hand, and Seller and its Affiliates, on the other hand, Buyer’s Counsel may represent any or all of Buyer and its Affiliates in such dispute even though the interests of Buyer and its Affiliates may be directly adverse to Seller, and even though Buyer’s Counsel formerly may have represented Seller or its Affiliates in any matter substantially related to such dispute.

Section 11.15 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.16 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Delaware Chancery Court and (ii) if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, for the purposes of any Action arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 11.3 shall be effective service of process for any Action in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in (i) the Delaware Chancery Court and (ii) if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 11.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any.pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear Title: President and Chief Executive Officer

[PURCHASE AND SALE AGREEMENT]

BUYER:

SANDOZ INC.

By:	/s/ Keren Haruvi
Name: Keren Haruvi
Title: President, Sandoz North America

[PURCHASE AND SALE AGREEMENT]

Schedule A

Accounting Principles

Schedule B

Sample Calculation of Adjusted Working Capital

Schedule C

Key Commercial Principles

Exhibit A

Form of Transition Services Agreement